SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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ESP ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

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Colorado (State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	84-1493159 (I.R.S. Employer Identification Number)
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1255 Lions Club Road Scott, LA 70583 (337) 706-7056 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
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David Dugas
President and Chief Executive Officer
1255 Lions Club Road
Scott, LA 70583 (337)  706-7056
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

–––––––––––––––– Copies to: Gregg E. Jaclin, Esq. Anslow + Jaclin, LLP 195 Route 9 South, Suite 204 Manalapan, New Jersey 07726 (732) 409-1212
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Approximate Date of Commencement of Proposed Sale to the Public: from time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)	☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class of Securities to be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.0001	4,962,300	$0.75	$3,721,725	$147

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c). Our common stock is not traded and any national exchange and in accordance with Rule 457, the offering price was determined by the price shares were sold to our shareholders in a private placement memorandum. The price of $0.75 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

SUBJECT TO COMPLETION JULY 7, 2008

PROSPECTUS

4,962,300 Shares of Common Stock

ESP ENTERPRISES, INC.

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. Our common stock is presently not traded on any market or securities exchange. The 4,962,300 shares of our common stock can be sold by selling security holders at a fixed price of $0.75 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We will receive no proceeds from the sale or other disposition of the shares, or interests therein, by the selling stockholders.

An investment in shares of our common stock involves a high degree of risk.  We urge you to carefully consider the Risk Factors beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed.  The selling stockholders may not sell these securities until the registration filed with the Securities and Exchange Commission is effective.  This preliminary prospectus is not an offer to sell these securities and neither we nor the selling stockholders are soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

July 7, 2008

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	4
FORWARD LOOKING STATEMENTS	8
USE OF PROCEEDS	8
DIVIDEND POLICY	8
MARKET FOR OUR COMMON STOCK	9
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	10
BUSINESS	18
MANAGEMENT	21
SECURITY OWNERSHIP	24
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	25
DESCRIPTION OF SECURITIES	26
SELLING STOCKHOLDERS	27
PLAN OF DISTRIBUTION	30
LEGAL MATTERS	31
EXPERTS	31
AVAILABLE INFORMATION	31
INDEX TO FINANCIAL STATEMENTS	F-

i

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements, before making an investment decision .

THE COMPANY

Background

On September 14, 2007, the Company, formerly known as Downside Up, Inc. (“DUI”), signed an Agreement and Plan of Reorganization with ESP Resources, Inc. (“ESP Resources”) and the shareholders of ESP Resources, (the “Agreement”). The close of the transaction occurred on October 31, 2007 (the “Closing Date”).  On the Closing Date, the ESP Resources shareholders exchanged all of their ESP Resources shares for DUI common shares, and ESP Resources merged with a wholly-owned subsidiary of DUI and became the surviving corporation of such merger (the “Merger”) and the new wholly owned subsidiary of DUI. As a result of the Merger, ESP Resources shareholders own approximately seventy-five (75%) percent of DUI’s outstanding, post-Merger common shares, or 18,000,000 common shares. The Merger was approved by our Board of Directors and by shareholders holding a majority of our common stock at a Special Meeting of Stockholders held on October 31, 2007.  On October 31, 2007, pursuant to the Merger, the Company amended its articles of incorporation to change its name to ESP Enterprises, Inc.

ESP Enterprises, Inc. is a Colorado corporation organized on April 9, 1998, and it’s wholly owned subsidiary ESP Resources (collectively, “ESP”) was originally formed in November of 2006.

Through its subsidiary, ESP is a custom formulator of specialty chemicals for the energy industry.  Our more specific mission is to provide applications of surface chemistry to service to all facets of the fossil energy business via a high level of innovation. We are focusing our efforts on solving problems in a highly complex integration of processes to achieve the highest level of quality petroleum output. Listening to our customers with their changing demands and applying our skills as chemical formulators enables us to measure our success in this endeavor.

ESP is an oil field service company that also acts as manufacturer, distributor and marketer of specialty chemicals. ESP supplies specialty chemicals for a variety of oil field applications including separating suspended water and other contaminants from crude oil, pumping enhancement, cleaning, and a variety of fluids and additives used in the drilling and production process. At each drilling site or well that is in production, there exist a number of factors that make each site unique. Wells that are operating short distances from each other in the same field can have very different characteristics. This variance in operating conditions, chemical makeup of the oil and the usage of diverse equipment requires a very specific chemical blend to be used if maximum drilling and production well performance is to be attained.

The goal of ESP is first, to solve the customer’s problem at the well and optimize drilling or production, and secondly, to sell our line of chemical products. Typically, the ESP field technician may gather information at a well site and analyze this data at the company’s labs in Lafayette, Louisiana. The data analysis provides testing parameters and reproduces conditions at the wellhead. This allows ESP to design and test a new chemical blend in a very short time. In many cases, a new blend may be in service at the well in as little as 24 hours. This unique process shortens the chemical development time frame from what might have been as long as two months or more to a few days or hours. Our goal is to provide exceptional service, response times and chemical products to our customers.

As of December 31, 2007, we have generated $697,122 in revenues, and we have a total accumulated deficit of $377,416 as of December 31, 2007. Therefore, our auditors have raised substantial doubt about our ability to continue as a going concern.

Summary of the Offering

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The selling stockholders are selling shares of common stock covered by this prospectus for their own account.

We will not receive any of the proceeds from the resale of these shares. The offering price of $0.75 was determined by the price shares were sold to our shareholders in a private placement offering. The offering price of $0.75 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board, at which time the shares may be sold at prevailing market prices or privately negotiated prices. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

There is currently no public market for our securities and you may not be able to liquidate your investment since there is no assurance that a public market will develop for our common stock or that our common stock will ever be approved for trading on a recognized exchange.  After this document is declared effective by the Securities and Exchange Commission, we intend to seek a market maker to apply for a quotation on the OTC BB in the United States. Our shares are not and have not been listed or quoted on any exchange or quotation system. We cannot assure you that a market maker will agree to file the necessary documents with the OTC BB, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate its investment, which will result in the loss of your investment.

Where You Can Find Us

We own no real property and currently lease our office space.  Our principal executive offices are located at 1255 Lions Club Road, Scott, LA 70583.  Our telephone number is (337) 706-7056.

RISK FACTORS

See “RISK FACTORS” for a discussion of the above factors and certain additional factors that should be considered in evaluating an investment in the common stock.

SUMMARY FINANCIAL AND OPERATING INFORMATION

The following selected financial information is derived from the Consolidated Financial Statements appearing elsewhere in this prospectus and should be read in conjunction with the Consolidated Financial Statements, including the notes thereto, appearing elsewhere in this prospectus.

	Quarter Ended March 31,

Summary of Operations	2008 (Unaudited)	2007 (Unaudited)
Total revenues	$426,366	$-
Net income (loss)	(990,129)	(17,612)
Net profit (loss) per common share (basic and diluted)	$(0.04)	$-
Weighted average common shares outstanding, basic and diluted	24,684,292	13,050,000

Statement of Financial Position	As of March 31, 2008 (Unaudited)

Cash and cash equivalents	$118,291
Total assets	914,518
Working capital	128,571
Long-term debt	196,359
Stockholders’ Deficiency	292,939

	Year Ended December 31,

Summary of Operations	2007	2006
Total revenues	$697,122	$-
Net income (loss)	(374,991)	(2,425)
Net profit (loss) per common share (basic and diluted)	$(0.02)	$-
Weighted average common shares outstanding, basic and diluted	16,694,795	-

Statement of Financial Position	As of December 31, 2007	As of December 31, 2006

Cash and cash equivalents	$225,203	$909
Total assets	907,320	39,419
Working capital	(517,497)	(2,853)
Long-term debt	177,058	0
Stockholders’ Deficiency	(371,930)	(2,425)

RISK FACTORS

The shares of our common stock being offered for resale by the selling stockholders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline and you may lose all or part of your investment. The risks and uncertainties described below are not the only risks facing us.

Risks Relating to Our Business

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WE NEED TO MANAGE GROWTH IN OPERATIONS TO MAXIMIZE OUR POTENTIAL GROWTH AND ACHIEVE OUR EXPECTED REVENUES AND OUR FAILURE TO MANAGE GROWTH WILL CAUSE A DISRUPTION OF OUR OPERATIONS RESULTING IN THE FAILURE TO GENERATE REVENUE.

In order to maximize potential growth in our current and potential markets, we believe that we must expand our manufacturing and marketing operations. This expansion will place a significant strain on our management and our operational, accounting, and information systems. We expect that we will need to continue to improve our financial controls, operating procedures, and management information systems. We will also need to effectively train, motivate, and manage our employees. Our failure to manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

In order to achieve the above mentioned targets, the general strategies of our company are to maintain and search for hard-working employees who have innovative initiatives; on the other hands, our company will also keep a close eye on expanding opportunities, for example, acquisition of state-owned enterprises.

•	IF WE NEED ADDITIONAL CAPITAL TO FUND OUR GROWING OPERATIONS, WE MAY NOT BE ABLE TO OBTAIN SUFFICIENT CAPITAL AND MAY BE FORCED TO LIMIT THE SCOPE OF OUR OPERATIONS.

If adequate additional financing is not available on reasonable terms, we may not be able to fund our future operations and we would have to modify our business plans accordingly. There is no assurance that additional financing will be available to us.

If we cannot obtain additional funding, we may be required to: (i) limit our investments in research and development; (ii) limit our marketing efforts; and (iii) decrease or eliminate capital expenditures.

Such reductions could materially adversely affect our business and our ability to compete.

Even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are acceptable to us. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our common stock. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

•	NEED FOR ADDITIONAL EMPLOYEES.

The Company’s future success also depends upon its continuing ability to attract and retain highly qualified personnel. Expansion of the Company’s business and the management and operation of the Company will require additional managers and employees with industry experience, and the success of the Company will be highly dependent on the Company’s ability to attract and retain skilled management personnel and other employees. Competition for such personnel is intense. There can be no assurance that the Company will be able to attract or retain highly qualified personnel.

Competition for skilled personnel in the oil and gas industry is significant. This competition may make it more difficult and expensive to attract, hire and retain qualified managers and employees. The Company’s inability to attract skilled management personnel and other employees as needed could have a material adverse effect on the Company’s business, operating results and financial condition. The Company’s arrangement with its current employees is at will, meaning its employees may voluntarily terminate their employment at any time. The Company anticipates that the use of stock options, restricted stock grants, stock appreciation rights, and phantom stock awards will be valuable in attracting and retaining qualified personnel. However, the effects of such plan cannot be certain.

•	WE MAY NEVER PAY ANY DIVIDENDS TO SHAREHOLDERS.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

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OUR SPECIALTY CHEMICAL BUSINESS, OPERATED BY OUR SUBSIDIARY, ESP RESOURCES, INC., ONLY COMMENCED OPERATIONS IN FEBRUARY 2007, AND HAS LIMITED HISTORICAL OPERATING RESULTS UPON WHICH TO BASE FUTURE FINANCIAL PERFORMANCE, MAKING IT DIFFICULT FOR PROSPECTIVE INVESTORS TO ASSESS THE VALUE OF OUR STOCK.

Our subsidiary, ESP Resources, Inc., was formed in November 2006 and began operations in February 2007. Accordingly, our business has very limited operating results and therefore it is impossible for an investor to assess the performance of the Company or to determine whether the Company will ever become profitable. An investor will be required to make an investment decision based solely on our subsidiary’s limited operating history and Company management’s background and experience.

•	OUR SPECIALTY CHEMICAL BUSINESS WILL BE DEPENDENT ON THE OIL AND GAS INDUSTRY WHICH HAS HISTORICALLY BEEN VOLATILE AND COULD NEGATIVELY AFFECT OUR RESULTS OF OPERATIONS.

Demand for our oil and gas field specialty chemical products and services depends in large part upon the level of exploration and production of oil and gas and the industry's willingness to spend capital on environmental and oil and gas field services, which in turn depends on oil and gas prices, expectations about future prices, the cost of exploring for, producing and delivering oil and gas, the discovery rate of new oil and gas reserves and the ability of oil and gas companies to raise capital.  Domestic and international political, military, regulatory and economic conditions also affect the industry.

Prices for oil and gas historically have been volatile and have reacted to changes in the supply of and the demand for oil and natural gas, domestic and worldwide economic conditions and political instability in oil producing countries.  No assurance can be given that current levels of oil and gas activities will be maintained or that demand for our services will reflect the level of such activities.  Prices for oil and natural gas are expected to continue to be volatile and affect the demand for specialty chemical products and services such as ours.  A material decline in oil or natural gas prices or activities could materially affect the demand for our products and services and, therefore, our financial condition.

•	THE POTENTIAL COSTS OF ENVIRONMENTAL COMPLIANCE COULD HAVE A MATERIAL NEGATIVE ECONOMIC IMPACT ON OUR OPERATIONS AND FINANCIAL CONDITION.

Our specialty chemical business is subject to federal, state and local environmental laws, rules, regulations, and ordinances, including those concerning emissions and discharges, and the generation, handling, storage, transportation, treatment, disposal and import and export of hazardous materials ("Environmental Laws"). The operation of the Company's facilities and the distribution of chemical products entail risks under Environmental Laws, many of which provide for substantial remediation costs in the event of discharges of contaminants and fines and sanctions for violations. Violations of Environmental Laws could result in the imposition of substantial criminal fines and penalties against the Company's operating subsidiary and their officers and employees, as well as the Company, in certain circumstances. The costs associated with responding to civil or criminal matters can be substantial. Also, significant civil or criminal violations could adversely impact the Company's marketing ability in the region served by the Company. Compliance with existing and future Environmental Laws may require significant capital expenditures by the Company.

There can be no assurance that past or future operations will not result in the Company incurring material environmental liabilities and costs or that compliance with Environmental Laws will not require material capital expenditures by the Company, each of which could have a material adverse effect on the Company's results of operations and financial condition. At some of the Company's sites, surface or subsurface contamination has been established, the full extent of which is unknown. No assurance can be given that material liabilities will not be incurred in the future as a result of the existing contamination. In addition, although the Company intends to conduct appropriate due diligence with respect to environmental matters in connection with future acquisitions, there can be no assurance that the Company will be able to identify or be indemnified for all potential environmental liabilities relating to any acquired business. Although the Company has obtained insurance and indemnities for certain contamination conditions, such insurance and indemnities are limited.

•	OPERATING HAZARDS COULD HAVE A MATERIAL ADVERSE IMPACT ON OUR OPERATIONS AND FINANCIAL CONDITION.

Our specialty chemicals operations are subject to the numerous hazards associated with the handling, transportation, blending, storage, sale, ownership and other activities relating to chemicals. These hazards include, but are not limited to, storage tank or pipeline leaks and ruptures, explosions, fires, chemical spills, discharges or releases of toxic substances or gases, mechanical failures, transportation accidents, any of which could materially and adversely affect the Company. These hazards can cause personal injury and loss of life, severe damage to or destruction of property and equipment, environmental damage and may result in suspension of operations. The Company will maintain insurance coverage in the amounts and against the risks it believes are in accordance with industry practice, but this insurance will not cover all types or amounts of liabilities. No assurance can be given either that (i) this insurance will be adequate to cover all losses or liabilities the Company may incur in its operations or (ii) the Company will be able to maintain insurance of the types or at levels that are adequate or at reasonable rates.

•	WE RELY ON THE SERVICES OF CERTAIN KEY PERSONNEL

Our specialty chemicals business relies on the efforts and talents of our President, David Dugas, and our Vice President, Tony Primeaux. The loss of the services of either one of these persons could adversely affect the operations of our business. Neither of these executives currently has an employment agreement nor are their lives insured for the benefit of the Company by key man life insurance.

•	THE SPECIALTY CHEMICALS BUSINESS IS HIGHLY COMPETITIVE AND THIS COMPETITION MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

Our specialty chemical business faces significant competition from major international producers as well as smaller regional competitors. Our most significant competitors include major chemicals and materials manufacturers and diversified companies, a number of which have revenues and capital resources far exceeding ours. Substitute products also exist for many of our products. Therefore, we face substantial risk that certain events, such as new product development by our competitors, changing customer needs, production advances for competing products, price changes in raw materials, could result in declining demand for our products as our customers switch to substitute products or undertake manufacturing of such products on their own. If we are unable to develop and produce or market our products to effectively compete against our competitors, our results of operations may materially suffer.

Risks Related to Our Common Stock

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OUR COMMON STOCK IS NOT TRADING ON ANY PUBLIC MARKET AND OUR SHARES ARE ILLIQUID. EVEN THOUGH WE INTEND TO APPLY TO LIST OUR COMMON SHARES FOR TRADING ON THE OTC BULLETIN BOARD, WE CAN NOT OFFER ANY ASSURANCES THAT OUR SHARES WILL QUALIFY FOR SUCH LISTING AND EVEN IF OUR SHARES DO QUALIFY, WHETHER A MARKET FOR THEM WILL EVER DEVELOP. ACCORDINGLY, PURCHASERS OF OUR COMMON SHARES MAY NOT BE ABLE TO RESELL OUR SHARES, OR IF RESOLD, THEY MAY NOT BE SALABLE AT THE PRICES PAID FOR THEM.

We intend to apply to have our common stock quoted on the Over-the-Counter Electronic Bulletin Board (“OTCBB”). The OTCBB is not an issuer listing service, market or exchange. Although the OTCBB does not have any listing requirements per se, to be eligible for quotation on the OTCBB, issuers must remain current in their filings with the Securities Exchange Commission or applicable regulatory authority. In order to be eligible to be listed on the OTCBB and to maintain such eligibility, we would be required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 and we would have to remain current in meeting our periodic securities reporting obligations. If for any reason, however, any of our securities are not eligible for initial or continued quotation on the Bulletin Board or an active public trading market does not develop, purchasers of the shares may have difficulty selling their securities should they desire to do so. If we are unable to satisfy the requirements for quotation on the OTCBB, any trading in our common stock would be conducted in the over-the-counter market in what are commonly referred to as the “pink sheets.” As a result, an investor may find it more difficult to dispose of the securities offered hereby.

•
IF AND WHEN OUR COMMON SHARES ARE LISTED FOR TRADING ON THE OTC BULLETIN BOARD, OUR SHARES WILL LIKELY BE CLASSIFIED AS A “PENNY STOCK” AS THAT TERM IS GENERALLY DEFINED IN THE SECURITIES EXCHANGE ACT OF 1934 TO MEAN EQUITY SECURITIES WITH A PRICE OF LESS THAN $5.00. OUR SHARES WILL BE SUBJECT TO RULES THAT IMPOSE SALES PRACTICE AND DISCLOSURE REQUIREMENTS ON BROKER-DEALERS WHO ENGAGE IN CERTAIN TRANSACTIONS INVOLVING A PENNY STOCK.

We will be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to its customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our stockholders to sell their securities.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser’s written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000, or annual income exceeding $200,000 individually, or $300,000 together with his or her spouse, is considered an accredited investor. In addition, under the penny stock regulations the broker-dealer is required to:

•
Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

•	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;
•
Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer’s account, the account’s value and information regarding the limited market in penny stocks; and

•
Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction, prior to conducting any penny stock transaction in the customer’s account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling stockholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our stockholders will, in all likelihood, find it difficult to sell their securities.

FORWARD LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements.  This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements.  Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our technology, (c) our manufacturing, (d) the regulation to which we are subject, (e) anticipated trends in our industry and (f) our needs for working capital. These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Business,” as well as in this prospectus generally.  Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally.  In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

Except as otherwise required by applicable laws, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in the prospectus, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any portion of the proceeds from the sale or other disposition of the shares of common stock covered hereby, or interests therein, by the selling stockholders.

We have agreed to bear the expenses of the registration of the shares. We anticipate that these expenses will be approximately $65,000.

DIVIDEND POLICY

We have never declared dividends or paid cash dividends on our common stock and our board of directors does not intend to distribute dividends in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

DETERMINATION OF OFFERING PRICE

No market currently exists for our common stock. Therefore, the offering price of $0.75 was based on the offering price of shares sold pursuant to our Regulation D, Rule 506 offering completed in March, 2008, in which we issued a total of 1,625,942 shares of our common stock to twenty-one (21) shareholders at a price per share of $0.75 for an aggregate offering price of $1,219,447.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

PENNY STOCK CONSIDERATIONS

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules.

MARKET FOR OUR COMMON STOCK

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate applying for trading of our common stock on the Over the Counter Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms apart. However, we can provide no assurance that our shares will be traded on the Bulletin Board or, if traded, that a public market will materialize.

Holders of Our Common Stock

As of July 7, 2008, of this registration statement, we had 134 registered shareholders.

Holders of common stock do not have cumulative voting rights.

Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Although there are no provisions in our charter or by-laws that may delay, defer or prevent a change in control, we are authorized, without shareholder approval, to issue shares of preferred stock that may contain rights or restrictions that could have this effect.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

The issued and outstanding shares of our Common Stock were issued in accordance with the exemptions from registration afforded by Section 4(2) of the Securities Act of 1933.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto and the other financial information appearing elsewhere in this prospectus.  In addition to historical information contained herein, the following discussion and other parts of this prospectus contain certain forward-looking statements that involve risks and uncertainties.  Our actual results could differ materially from those discussed in the forward-looking statements due to factors discussed under “Risk Factors”, as well as factors discussed elsewhere in this prospectus.  The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus.

Plan of Operations

Completion of our plan of operation is subject to attaining adequate revenue. We cannot assure investors that adequate revenues will be generated. In the absence of our projected revenues, we may be unable to proceed with our plan of operations. Even without significant revenues within the next twelve months, we still anticipate being able to continue with our present activities, but we may require financing to potentially achieve our goal for higher levels of profit, revenue and growth.

We anticipate that our operational as well as general and administrative expenses for the next 12 months will total $1,385,000. The breakdown is as follows:

New Facilities	$250,000
Equipment and inventory	$250,000
Research and Development	$100,000
Recruiting and hiring new employees	$295,000
Legal/Accounting	$50,000
Professional fees	$200,000
General/Administrative	$240,000
Total	$1,385,000

Additional Equipment and Inventory

As a part of our business expansion plan we will need to purchase additional equipment and establish larger inventory levels. Our budget to establish product inventories to meet increased market demand is $100,000. Purchases for additional field service vehicles are budgeted at $150,000 for a total amount of $250,000 for additional equipment and inventory during the next twelve months

Research and Development

In response to demonstrated needs of our market, new chemicals and analytical services are being developed to include waste remediation, water treatment, and specialty biodegradable cleaning compounds. These new chemicals are especially useful to the oilfield operator and producers who are focused to use the new generation of biodegradable and non-toxic chemicals.

We plan to increase research and development efforts to refine the group of cleaning and other petrochemical products. This effort will allow ESP to further fine- tune its competitive advantages. We intend to develop additional Product technology with both in house development costs as well as working with outside vendors eager to meet demands. Total projected research and development costs for the next twelve months are budgeted at $100,000.

Recruiting and Hiring of new employees

We expect to increase the number of employees as we implement our business objectives and recruit additional internal management. To augment the current ESP staff to support and sustain prolonged growth under the plan of operations we plan to recruit additional employees in positions with annual salaries as identified below with a total budget of $295,000 during the next twelve months.

▪	Administrative support	$25,000
▪	Warehouse employees
	o Production Manager	$50,000
	o Utility	$40,000
▪	Field Sales Technicians (2)	$80,000
▪	Chief Financial Officer	$100,000
		$295,000

Professional Fees

We have allocated funds for professional fees to support our efforts in the listing of our securities. Legal and accounting fees are budgeted at $50,000. Additionally we plan to retain the assistance of several professional consultants to assist us in our growth and development and have budgeted $150,000 for this purpose for a total amount of $200,000 in professional fees during next twelve months.

Capitalizing on Strategic Acquisition Opportunities - In order to enhance our competitive position, we will continue to selectively explore strategic acquisitions. We believe there are opportunities for strategic acquisitions that will give us a foothold into new geographic markets. We will review potential acquisitions and, if necessary, seek investment partners in order to raise the necessary funds to acquire any operating business. Such partners may include banks, investment funds and broker-dealers, and management intends to utilize its significant contacts among these entities to facilitate such a relationship. We have no potential acquisitions in mind at this time nor have we entered into any discussions with any such potential partners. We do anticipate beginning to identify potential acquisitions after the first quarter of 2008. However, the specific amount, timing and terms will not be known until an agreement has been executed by us and is reviewed by any potential investment partner.

Completion of the strategic acquisition component of our plan of operation is subject to attaining adequate revenue or financing. We cannot assure investors that adequate revenues will be generated to acquire additional companies. In the absence of our projected revenues or financing, we may be unable to proceed with our plan of strategic acquisitions.

Even without a significant increase in revenues within the next twelve months, we anticipate being able to continue with our present activities, but we may require financing to achieve our objective of strategic acquisitions creating increased profit, revenue and growth.

Results of Operations

For the Three Months Ended March 31, 2008 Compared to the Three Months Ended March 31, 2007.

Revenues

Revenues increased to $426,366 for the three months ended March 31, 2008 from $0 for the three months ended March 31, 2007 an increase of $426,366. The increase in our revenue was due to the commencement of our operations during the second quarter of 2007.

Costs of Good Sold

Costs of goods sold increased to $314,933 for the three months ended March 31, 2008 from $0 for the three months ended March 31, 2008, an increase of $314,933. The increase was primarily attributable to the commencement of operations.

Net Loss

Net Loss increased to $990,129 for the three months ended March 31, 2008 from $17,612 for the three months ended March 31, 2007, an increase of $972,517. The company experienced a negative cash flow from operations of $86,149 for the three months ended March 31, 2008. The increase in net loss was due to the increase in our expenses based on the commencement of our business operations and amortization of a note payable discount of $837,331 related to the conversion of $1,150,000 in convertible notes payable into common stock during the quarter and a non-cash stock compensation charge of $42,188 related to the amortization of the value of stock issued to a financial consultant.

General and Administrative Expenses.

General and Administrative Expenses for the three months ended March 31, 2008 increased to $218,240 from $17,612 for the three months ended March 31, 2007, representing an increase of $200,628.  General and Administrative Expenses for the three months ended March 31, 2008 were comprised of $66,945 in general and administrative expenses, $82,182 for professional fees, $31,500 in consulting fees and $37,613 in salaries and wages.

Capital Resources and Liquidity

Cash and cash equivalents were $118,291 at March 31, 2008 and current assets totaled $553,791 at March 31, 2008. The Company's total current liabilities were $425,220 at March 31, 2008. Working capital at March 31, 2008 was $128,571. During the quarter ended March 31, 2008, net cash used in operating activities was $86,149.

Net cash used in investing activities totaled $5,430 for the quarter ended March 31, 2008

Net cash used in financing activities totaled $15,333 for the quarter ended March 31, 2008.  The net cash change was a decrease of $106,912 for the quarter ended March 31, 2008.

We will continue to evaluate alternative sources of capital to meet our growth requirements, including other asset or debt financing, issuing equity securities and entering into other financing arrangements.  There can be no assurance, however, that any of the contemplated financing arrangements described herein will be available and, if available, can be obtained on terms favorable to us.  We currently do not have enough cash to continue operations for the next twelve months.

We have a net loss of $990,129 and a negative cash flow from operations of $86,149. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our ability to continue operations will likely require additional capital. The condition raises substantial doubt about our operations to continue as a going concern. We expect cash flows from operating activities to improve, primarily as a result of an increase in revenue, although there can be no assurance thereof. We also converted $1,150,000 in convertible notes payable into common stock during the quarter. The accompanying consolidated financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern. If we fail to generate positive cash flow or obtain additional financing, when required, we may have to modify, delay, or abandon some or all of our business and expansion plans.

Working Capital Requirements

Historically operations, short term financing and the sale of our company stock have been sufficient to meet our cash needs. We believe that we will be able to generate revenues from sales. However, our actual working capital needs for the long and short term will depend upon numerous factors, including operating results, competition, and the availability of credit facilities, none of which can be predicted with certainty. Future expansion will be limited by the availability of financing products and raising capital.

Critical Accounting Policies

Our financial statements and related public financial information are based on the application of accounting principles generally accepted in the United States (“GAAP”). GAAP requires the use of estimates; assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenue and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use if estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

Our significant accounting policies are summarized in Note 1 of our financial statements. While all these significant accounting policies impact its financial condition and results of operations, we view certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on our financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates. Our management believes that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause effect on our results of operations, financial position or liquidity for the periods presented in this report.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements.  SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement did not have a material effect on the Company's future reported financial position or results of operations.

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115”.  This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, “Fair Value Measurements”. The adoption of this statement did not have a material effect on the Company's financial statements.

In December 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51 ”.  This statement improves the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards that require; the ownership interests in subsidiaries held by parties other than the parent and the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income, changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently, when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value, entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners.  SFAS No. 160 affects those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary.  SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Early adoption is prohibited. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133” (SFAS 161). This statement is intended to improve transparency in financial reporting by requiring enhanced disclosures of an entity’s derivative instruments and hedging activities and their effects on the entity’s financial position, financial performance, and cash flows. SFAS 161 applies to all derivative instruments within the scope of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133) as well as related hedged items, bifurcated derivatives, and nonderivative instruments that are designated and qualify as hedging instruments. Entities with instruments subject to SFAS 161 must provide more robust qualitative disclosures and expanded quantitative disclosures. SFAS 161 is effective prospectively for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application permitted. We are currently evaluating the disclosure implications of this statement.

For the Fiscal Year Ended December 31, 2007 Compared to the Fiscal Year Ended December 31, 2006

Revenues

Revenues increased to $697,122 for the twelve months ended December 31, 2007 from $0 for the two months ended December 31, 2006, an increase of $697,122.  The increase in our revenue was due to the commencement of our operation during the fiscal year ended 2007.

Costs of Goods Sold

Costs of goods sold increased to $644,985 for the twelve months ended December 31, 2007 from $0 for the two months ended December 31, 2006, an increase of $644,985. The increase was primarily attributable to the commencement of operations.

Net Loss

Net Loss increased to $374,991 for the twelve months ended December 31, 2007 from $2,425 for the two months ended December 31, 2006, an increase of $372,566.  The increase in net loss was due to the increase in our expenses based on the commencement of our business operations.

General and Administrative Expenses.

General and Administrative Expenses for the twelve months ended December 31, 2007 increased to $428,896 from $2,680 for the two months ended December 31, 2006, representing an increase of $426,216.  General and Administrative Expenses for the year ended December 31, 2007 were comprised of $218,533 in general and administrative expenses, $94,662 for professional fees, $94,000 in consulting fees and $21,701 in salaries and wages.

Capital Resources and Liquidity

Cash and cash equivalents were $225,203 at December 31, 2007 and current assets totaled $584,695 at December 31, 2007. The Company's total current liabilities were $1,102,192 at December 31, 2007. During the year ended December 31, 2007, net cash used in by operating activities was $403,245.

Net cash provided by investing activities totaled $63,137 for the year ended December 31, 2007, compared with $0 for the same period ended December 31, 2006. $96,439 was cash provided by the mergers with Petrochemical and Enterprises.

Net cash provided by financing activities totaled $565,211 for the year ended December 31, 2007.  The net cash change was $225,103 and $100 for the years ended December 31, 2007 and 2006, respectively.

We will continue to evaluate alternative sources of capital to meet our growth requirements, including other asset or debt financing, issuing equity securities and entering into other financing arrangements.  There can be no assurance, however, that any of the contemplated financing arrangements described herein will be available and, if available, can be obtained on terms favorable to us.

As discussed in Note B to the consolidated financial statements, as of December 31, 2007 we have a net loss of $374,991, a negative cash flow from operations of $403,245, a working capital deficiency of $517,497 and a stockholders' deficiency of $371,930.  These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our ability to continue operations will likely require additional capital. The condition raises substantial doubt about our Company to continue as a going concern. We expect cash flows from operating activities to improve, primarily as a result of an increase in revenue, although there can be no assurance thereof. We also converted $1,150,000 in convertible notes payable into common stock after year end. The accompanying consolidated financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern. If we fail to generate positive cash flow or obtain additional financing, when required, we may have to modify, delay, or abandon some or all of our business and expansion plans.

On February 2, 2007, we entered into a combined account factoring and security agreement with Midsouth Bank, which was renewed on June 24, 2008 and expires April 30, 2009.  Under the terms of the agreement, we may obtain advances up to 87 percent of eligible accounts receivable, subject to a three percent factoring fee. We are required to hold ten percent in a reserve account, which is released to us upon payment of the receivable.  The factoring agreement is subject to a revolving line of credit master note, which limits borrowing to $250,000.  The line of credit is payable upon demand, or if no demand is paid, with monthly payments of interest at 15 percent.  All outstanding principle plus accrued unpaid interest is due on April 30, 2009.  The payment terms of the line of credit will not be enforced while the factoring agreement is in effect.  The line of credit is secured by all of our inventory, accounts, and equipment and a commercial guarantee of our stockholder.  The total borrowings under the factoring agreement at December 31, 2007 were $165,146 with $17,855 held in restricted cash reserve. Accounts receivable at December 31, 2007 consisted of the following:

Accounts Receivable	$251,047
Less: Allowance for doubtful accounts	65,243
$185,804

Working Capital Requirements

Historically operations, short term financing and the sale of our company stock have been sufficient to meet our cash needs. We believe that we will be able to generate revenues from sales. However, our actual working capital needs for the long and short term will depend upon numerous factors, including operating results, competition, and the availability of credit facilities, none of which can be predicted with certainty. Future expansion will be limited by the availability of financing products and raising capital.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements.  SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115”.  This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, “Fair Value Measurements”. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

In December 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51”.  This statement improves the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards that require; the ownership interests in subsidiaries held by parties other than the parent and the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income, changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently, when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value, entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners.  SFAS No. 160 affects those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary.  SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Early adoption is prohibited. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133” (SFAS 161). This statement is intended to improve transparency in financial reporting by requiring enhanced disclosures of an entity’s derivative instruments and hedging activities and their effects on the entity’s financial position, financial performance, and cash flows. SFAS 161 applies to all derivative instruments within the scope of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133) as well as related hedged items, bifurcated derivatives, and nonderivative instruments that are designated and qualify as hedging instruments. Entities with instruments subject to SFAS 161 must provide more robust qualitative disclosures and expanded quantitative disclosures. SFAS 161 is effective prospectively for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application permitted. We are currently evaluating the disclosure implications of this statement.

Critical Accounting Policies

Principals of Consolidation

The financial statements for the period ended December 31, 2006 include ESP Resources, Inc. The consolidated financial statements for the year ended December 31, 2007 include ESP Enterprises from November 1, 2007 to December 31, 2007 and its wholly owned subsidiaries, ESP Resources, Inc. for the year ended December 31, 2007 and ESP Petrochemicals, Inc. from June 15, 2007 to December 31, 2007. All significant inter-company balances and transactions have been eliminated in consolidation. ESP Enterprises, Inc. and its subsidiaries ESP Resources and ESP Petrochemicals are hereafter referred to as the "Company".

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Income Taxes

The Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“Statement 109”).  Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Derivative Liabilities

Convertible debt is accounted for in accordance with SFAS 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”) and EITF No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company’s Own Stock, (“EITF 00-19”). According to these pronouncements, we have recorded the embedded conversion option related to our convertible debt at fair value on the reporting date, resulting in the convertible instrument itself being recorded at a discount from the face amount.

Revenue and Cost Recognition

The Company recognizes revenue from the sale of petrochemicals at the time title to the products transfers, the amount is fixed and determinable, evidence of an agreement exists and the customer bears the risk of loss. Amounts billed to customers in sales transactions related to shipping and handling represent revenues earned for the goods provided and are included in sales.  Costs of shipping and handling are included in the cost of goods sold.

OFF-BALANCE SHEET ARRANGEMENTS

We have never entered into any off-balance sheet financing arrangements and have never established any special purpose entities. We have not guaranteed any debt or commitments of other entities or entered into any options on non-financial assets.

BUSINESS

Through its subsidiary, ESP is a custom formulator of specialty chemicals for the energy industry. Our more specific mission is to provide applications of surface chemistry to service to all facets of the fossil energy business via a high level of innovation. We are focusing our efforts on solving problems in a highly complex integration of processes to achieve the highest level of quality petroleum output. Listening to our customers with their changing demands and applying our skills as chemical formulators enables us to measure our success in this endeavor.

ESP is an oil field service company that also acts as manufacturer, distributor and marketer of specialty chemicals. ESP supplies specialty chemicals for a variety of oil field applications including separating suspended water and other contaminants from crude oil, pumping enhancement, cleaning, and a variety of fluids and additives used in the drilling and production process. At each drilling site or well that is in production, there exist a number of factors that make each site unique. Wells that are operating short distances from each other in the same field can have very different characteristics. This variance in operating conditions, chemical makeup of the oil and the usage of diverse equipment requires a very specific chemical blend to be used if maximum drilling and production well performance is to be attained.

The goal of ESP is first, to solve the customer’s problem at the well and optimize drilling or production, and secondly, to sell our line of chemical products. Typically, the ESP field technician may gather information at a well site and analyze this data at the company’s labs in Lafayette, Louisiana. The data analysis provides testing parameters and reproduces conditions at the wellhead. This allows ESP to design and test a new chemical blend in a very short time. In many cases, a new blend may be in service at the well in as little as 24 hours. This unique process shortens the chemical development time frame from what might have been as long as two months or more to a few days or hours. The exceptional service, response times and chemical products that the ESP team is able to provide its customers is unique within the industry.

Due to the superior service that ESP offers, the demand for service is growing at a very rapid pace. ESP is now supplying specialty chemicals to major oil producing and drilling areas within the southern United States, specifically in the states of Louisiana, Texas, and Oklahoma.

Current Product Line

ESP currently offers production chemicals, drilling chemicals, waste remediation chemicals, cleaners and waste treatment chemicals.

·	Surfactants which are highly effective in treating production and injection problems
·	Well completion and work-over chemicals that maximize productivity from new and exiting wells
·	Bactericides that kill water borne bacterial growth, thus preventing corrosion and plugging
·	Scale compounds that prevent or treat scale deposits
·	Corrosion inhibitors, which are organic compounds that form a protective film on metal surfaces to insulate the metal from its corrosive environment
·	Antifoams that provide safe economic means of controlling foaming problems
·	ESP emulsion breakers, which are chemicals especially formulated for crude oils
·	Paraffin chemicals that inhibit and/or dissolve paraffin to prevent buildup. Their effectiveness is not diminished when used in conjunction with other chemicals.
·	Water Clarifiers that solve any and all of the problems associated with purifying effluent water, improve appearance, efficiency and productivity

Immediate Target Markets

We have targeted the Southern United States, Caribbean and South American regions. Growth will take place throughout these areas due not only to new drilling activity, but the predominance of independent producer production property acquisitions. The predominance of which has major oil companies spinning off smaller, independent operations that operate more freely in this entrepreneurial atmosphere. Our growth is taking place because of our unique positioning in this market segment, strategic hiring practices, joint-venture projects and the speed at which we can advance technology to meet market demands. At the same time, the unprecedented growth of independent operations is taking place; it is possible we will experience a major consolidation in the production chemical business. The chemicals used in oilfield production are not tied to drilling activity, but to ongoing oil production. This is the main market that ESP serves. At present we estimate that ESP is supplying less than 1 % of the market.

Marketing and Sales Strategy

ESP’s marketing strategy is to promote and support the fact that our service and chemical products provide a unique and custom-tailored solution for each client, which is more cost effective in treating oilfield drilling and production problems. The ESP sales strategy is based on many methodologies of reaching and closing business with a potential customer.

ESP focuses on the rapidly growing sector of the oil producing industry, which is run by smaller, independent oil companies. The decisions are more likely to be made at a local level, and are based more upon relationship, service and performance, rather than wading through the bureaucracy of a multi-national oil company purchasing process.

 Technical sales representatives call on customers in the field, at their corporate headquarters and operations sites. Thereby business may come via referral from an existing client or in many cases, the expansion of personal relationships, which are in place. As most major oil exploration and production companies are enterprises operating worldwide, with geographical headquarters in various locations, it is seldom possible to acquire complete or even large portions of a major oil company’s business through one central office or purchasing department.

Research and Development

In response to demonstrated needs of our market, new chemicals and analytical services are being developed to include waste remediation, water treatment, and specialty biodegradable cleaning compounds. These new chemicals are especially useful to the oilfield operators and producers who are focused to use the new generation of biodegradable and non-toxic chemicals.

ESP is developing innovative product and application technologies. Unlike major competitors, which limit their developmental efforts to in-house technologies, our product technology remains in-house, but development costs may also become subsidized by outsourced vendors eager to meet market demands. In order to protect proprietary developments, outsourced vendor technical staffs are contracted under long term secrecy agreements. This approach towards product development results in conditions where problem resolution is shortened, and costs are lowered, while product life cycles are consequently elongated.

All developmental strategies are tied to specific commercial objectives, eliminating costly dead end projects, lowering research costs in relation to revenue generation, and maintaining focus on the ESP mission.
The unique combination of utilizing our staff to analyze data along with on hands laboratory testing has produced a variety of new compounds that solve a specific problem in a short time period within the chemical industry.

Competition

Currently, the market distribution is shared by very few participants, with one significant market leader. There are several small – medium sized businesses that are regionally located. The area of biggest growth in the Specialty Chemical market is in the area of “Production Treatment Chemicals”. To be competitive in the industry, we will continually enhance and update our technology. We have allocated funds to research and development of new technologies to maintain the efficacy of our technology and our ability to compete so we can continue to grow our business.

Our strategy for surpassing the competition is one of simply providing better service and response time, combined with superior chemical solutions that can be translated into savings for our customers. We believe that we are able to solve these problems due to the following competitive advantages:

          1.   Personalized service.

          2.   Expedited Field Analysis; and

          3.   Convenience and access to the best available market rates and products that we can produce and identify that are currently offered by our suppliers for our customers.

Additionally, new companies are constantly entering the market. This growth and fragmentation could also have a negative impact on our ability to obtain additional market share. Larger companies which have been engaged in this business for substantially longer periods of time may have access to greater financial and other resources. These companies may have greater success in recruiting and retaining qualified employees and in specialty chemical manufacturing and marketing, which may give them a competitive advantage.

Employees

As of July 7, 2008, the founding management of our company is comprised of a team of highly skilled and experienced professionals. We focus on training and professional development for all levels of employees and on hiring additional experienced employees. We currently have five employees, all of whom are full time. We expect to increase the number of employees as we implement our business objectives and expand our management team. None of our employees are represented by a labor union or covered by a collective bargaining agreement. We believe that our relations with our employees are good.

Properties

We own no real property and currently lease our office space.  Our principal executive offices are located at 1255 Lions Club Road, Scott, LA 70583.  Our telephone number is (337) 706-7056.

In March 2008, the Company entered into a five-year lease requiring monthly payments of $8,750. The Company has the option to renew the lease for a subsequent five-year term with monthly rent of $9,500. The Company also has the option to buy the facilities during the second year of the lease for the consideration of $900,000. If the Company elects not to purchase the building during the second year of the lease, it has the option to purchase the building during the remainder of the initial term of the lease for an increased amount.

The landlord has agreed to construct a laboratory building on the premises and a tank filling area and the Company has agreed to pay the landlord an additional $20,000 at the end of the initial five year lease period if it does not renew the lease for the second five year term. The Company will amortize the additional costs over the initial period of the lease.

Litigation

We are from time to time subject to other claims and litigation arising in the ordinary course of business. In the opinion of management, the ultimate outcome of claims and litigation of which management is aware will not have a material adverse effect on our consolidated financial position or results of operation. Management is not currently aware of any claims and litigation against the Company.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the names, ages, and positions of our new executive officers and directors as of the July 7, 2008.Executive officers are elected annually by our Board of Directors. Each executive officer holds his office until he resigns, is removed by the Board, or his successor is elected and qualified. Directors are elected annually by our stockholders at the annual meeting. Each director holds his office until his successor is elected and qualified or his earlier resignation or removal.

NAME	AGE	POSITION
David Dugas	51	Chairman, President, and Chief Executive Officer, and Director
Tony Primeaux	52	Vice President and Director
Michael Cavaleri	50	Director

The directors will serve until the annual meeting of the shareholders and until their respective successors have been elected and qualified or until death, resignation, removal or disqualification.

The Company’s by-laws provide that the number of directors to serve on the Board of Directors may be established, from time to time, by action of the Board of Directors. Vacancies in the existing Board are filled by a majority vote of the remaining directors on the Board. The Company’s executive officers are appointed by and serve at the discretion of the Board.

David Dugas

Mr. Dugas was elected as our President and Chairman on October 31, 2007. Prior to the merger of ESP Resources, Inc. with the Company, Mr. Dugas was one of the founders of ESP Resources in November, 2006 and was elected its President. Prior to joining ESP Resources, Inc., he was a co-founder in 2002 and a principal of a specialty water purification company known as ULTRA PURE - ICEX Co., located in Lafayette, Louisiana, and sold his interests in 2006. Mr. Dugas received his BS degree in Petroleum Engineering from the University of Southwestern Louisiana in 1978 and is currently a member in the Society of Petroleum Engineers, a Lifetime Member of Phi Beta Kappa and a member of Tau Beta Pi National Engineering Society. Mr. Dugas is also a licensed Professional Petroleum Engineer in the State of Louisiana.

Tony Primeaux

Mr. Primeaux was elected as our Vice president and Director on October 31, 2007.  Mr. Primeaux was the President of ESP PetroChemicals, and was elected as the Vice President of ESP Resources, Inc. in June 2007 subsequent to the merger between ESP PetroChemicals and ESP Resources, Inc.  He was Operations Manager for Peake Energy Group, Inc., a specialty chemical company serving the Gulf South, also located in Lafayette, Louisiana, from 2001 through 2006. With over 29 years of experience in the value-added specialty chemical market, Mr. Primeaux has started, developed and sold several businesses serving the gas and oil production sector. Mr. Primeaux attended University of Louisiana at Lafayette, on an athletic scholarship.

Michael J. Cavaleri

Michael J. Cavaleri is currently a Director of the company, but resigned as our president on October 31, 2007. Mr. Cavaleri has since 1990 been the Chief Financial Officer of Commercial Data Processing, Inc., of Fairfield, NJ, where he has directed the financial affairs, including the coordination of the fiscal policies and budgets, been involved with the reporting and analysis of financial results as well as improving profitability, contract and lease negotiations, and coordination of outside legal, accounting and tax functions. Improved reliability of financial management through the introduction and implementation of a department specific financial reporting system, automated the daily accounting system facilitating timely and accurate billing and accounts receivable management, directed the effort to implement EDI for client billing, developed a gross profit analysis program to ensure optimum profitability by customer, negotiated leases for office space and multi-year customer contracts worth in excess of $10 million with Fortune 100 companies, being involved in the acquisition of a subsidiary including the negotiation of financing, negotiate outsourcing arrangements with both domestic and international organizations, negotiate banking arrangements and lines of credit and provide guidance in raising capital through debt and equity opportunities, represented and negotiated over 20 financial contracts with various suppliers obtaining the best value on behalf of the company and its customer base, proactively manage the company's cash flow and capital expenditures, review all potential bid proposals for financial accuracy allowing the company to maintain a stable financial environment and coordinate and communicate all financial requests and results with the Senior Leadership Team, Board of Directors and external stakeholders to ensure all are aware of any and all potential and actual financial impacts.

Employment Agreements/ Terms of Office

None of the members of the Board of Directors or members of the management team presently have employment agreements with us.

Option Plan

There is no stock option plan or common shares set aside for any stock option plan.

Family relationships

None.

Involvement in certain legal proceedings

No bankruptcy petition has been filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

No director has been convicted in a criminal proceeding and is not subject to a pending criminal proceeding (excluding traffic violations and other minor offenses).

No director has been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.

No director has been found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, that has not been reversed, suspended, or vacated.

Director Compensation

Our directors will not receive a fee for attending each board of directors meeting or meeting of a committee of the board of directors. All directors will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with attending board of director and committee meetings.

Audit Committee and Audit Committee Financial Expert

Our board of directors functions as an audit committee and performs some of the same functions as an audit committee including: (1) selection and oversight of our independent accountant; (2) establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters; and (3) engaging outside advisors. We are not a "listed company" under SEC rules and is therefore not required to have an audit committee comprised of independent directors. Our board of directors has determined that its members do not include a person who is an "audit committee financial expert" within the meaning of the rules and regulations of the SEC. Our board of directors has determined that each of its members is able to read and understand fundamental financial statements and has substantial business experience that results in that member's financial sophistication. Accordingly, the board of directors believes that each of its members have the sufficient knowledge and experience necessary to fulfill the duties and obligations that an audit committee would have.

Code of Ethics

A code of ethics relates to written standards that are reasonably designed to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely and understandable disclosure in reports and documents that are filed with, or submitted to, the SEC and in other public communications made by an issuer;

•	Compliance with applicable governmental laws, rules and regulations;

•	The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

•	Accountability for adherence to the code.

Due to the limited scope of our current operations, we have not adopted a corporate code of ethics that applies to its principal executive officer, principal accounting officer, or persons performing similar functions.

Indemnification

Under Colorado law and pursuant to our articles of incorporation and bylaws, we may indemnify our officers and directors for various expenses and damages resulting from their acting in these capacities. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our officers or directors pursuant to those provisions, our counsel has informed us that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Section 16(a) Beneficial Ownership Reporting

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that directors, executive officers and persons who own more than 10% of the outstanding common stock of certain reporting companies file initial reports of ownership and reports of changes in ownership in such common stock with the Securities and Exchange Commission ("SEC"). Officers, directors and stockholders who own more than 10% of the outstanding common stock of certain reporting companies are required by the SEC to furnish such companies with copies of all Section 16(a) reports they file. We are required to comply with Section 16(a). Accordingly, stock ownership information contained in this report is based on what is known to us.

Executive Compensation

The following Executive Compensation Chart highlights the compensation for our executive officers. No other executive officers received salary and bonus for the prior three fiscal years.

					Long Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/ SARs (#) (#)	LTIP Payouts ($)	All Other Compensation ($)
David Dugas President, CEO (1)	2007	$52,500	$0	$0	N/A	N/A	N/A	N/A
Tony Primeaux Vice President	2007	$99,750	$0	$0	N/A	N/A	N/A	N/A
Michael Cavaleri (former CEO and President) (2)	2007 2006 2005	$0 $0 $0	$0 $0 $0	$0 $0 $0	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A
Angelo Luca (Vice President) (2)	2007 2006 2005	$0 $0 $0	$0 $0 $0	$0 $0 $0	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	$0 N/A N/A

(1)	David Dugas was compensated $52,500 through the consulting firm, Diversified Consulting, LLC, of which Mr. Dugas is the principal.

(2)	Michael Cavaleri resigned as our Chief Executive Officer and President, and Angelo Luca resigned as our Vice President on October 31, 2007.

Employment Agreements

None of the members of the Board of Directors or members of the management team presently has an employment agreement with us.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding our common stock beneficially owned on a July 7, 2008 for (i) each shareholder known to be the beneficial owner of 5% or more of our outstanding common stock, (ii) each of our officers and directors, and (iii) all executive officers and directors as a group. In general, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days. To the best of our knowledge, all persons named have sole voting and investment power with respect to such shares, except as otherwise noted.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class (1)

Common Stock	David A. Dugas (2)(3) President, CEO, and Director P.O. Box 53846, Lafayette, LA 70505	4,357,600	16.81%

Common Stock	Tony J. Primeaux (4) Vice President, Director 408 Kilbourne Circle Carencro, LA 70520	2,200,000	8.49%

Common Stock	Michael Cavaleri (1) Director 750 Broad Street Shrewsbury, New Jersey 07702	800,000	3.09%

Common Stock	Donald Mitchell (5) 525 Melrose Ave. Winter Park, FL 32789	4,515,000	17.41%

Common Stock	Angelo Luca Former Officer and Director 750 Broad Street Shrewsbury, New Jersey 07702	100,000	*

Common Stock	All Executive Officers and Directors as a group (3)	7,357,600	28.38%

(1)           Based on 25,925,942 shares of our common stock outstanding as of July 7, 2008.

(2)  Mr. Dugas’ shares in the amount of 3,712,000 are owned by DTAS 2006 Family Trust of which Mr. Dugas is a Trustee.

(3)           Ms. Mary D. Dugas is the ex-wife of Mr. Dugas, and is the beneficial owner of 645,600 shares.

(4)  Mr. Tony Primeaux is the beneficial owner of 2,200,000 shares. Mr. Primeaux’s daughter, Ms. Lindsay M. Primeaux is the beneficial owner of 100,000 shares and Mr. Primeaux’s daughter Amy Primeaux is the beneficial owner of 100,000 shares.

(5)           Mr. Donald Mitchell is the beneficial owner of 4,515,000 shares through his trust DAM 2005 Family Trust or 17.41% of our outstanding stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On October 31, 2007 we issued 800,000 shares of our common stock to our officer and director, Michael Cavaleri, and 100,000 shares of our common stock to Angelo Luca, our former director, for services rendered to the Company.

At March 31, 2008, the Company had balances due from stockholders in the amount of $20,000.

At March 31, 2008, the Company had a balance due to a stockholder in the amount of $100 which was used to fund the initial operations of the Company.

At March 31, 2008 the Company had an accounts receivable balance due from a related company in the amount of $65,243, of which $65,243 was set up as an allowance relating to this balance.  There were no sales to this company for the quarter ended March 31, 2008.

With the exception of the aforementioned, none of the following persons has any direct or indirect material interest in any transaction to which we are a party since our incorporation or in any proposed transaction to which we are proposed to be a party:

(A)	Any of our directors or officers;

(B)	Any proposed nominee for election as our director;

(C)	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our Common Stock; or

(D)
Any relative or spouse of any of the foregoing persons, or any relative of such spouse, who has the same house as such person or who is a director or officer of any parent or subsidiary of our company.

DESCRIPTION OF SECURITIES

As of July 7, 2008, our authorized capital stock consists of 200,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share. As of July 7, 2008, an aggregate of 25,925,942 common shares and no shares of preferred stock are outstanding.

Common Stock

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefore at times and in amounts as our board of directors may determine. Each stockholder is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of the stockholders. Cumulative voting is not provided for in our amended articles of incorporation, which means that the majority of the shares voted can elect all of the directors then standing for election. The Common Stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon the occurrence of a liquidation, dissolution or winding-up, the holders of shares of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights of any outstanding preferred stock. There are no sinking fund provisions applicable to the Common Stock. The outstanding shares of Common Stock are, and the shares of Common Stock to be issued upon conversion of the Warrants will be, fully paid and non-assessable.

Preferred Stock

Our board of directors has the authority, within the limitations and restrictions in our amended articles of incorporation, to issue 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of any series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in our control without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including voting rights, of the holders of Common Stock. We currently have no plans to issue any shares of preferred stock.

Notes and Warrants

As part of our private offering of our securities, we issued “units” to select accredited investors. Each unit was comprised of one 10% convertible note, in the principal amount of $25,000, and a warrant to purchase 25,000 shares of our common stock with an exercise price of $1.00 per share. The principal and accrued interest of the notes may be converted, in whole or in part, by the holder into shares of our common stock at the lesser of the fixed price of $1.00 per share or at a variable price of 75% of the average trading price during the ten (10) trading days immediately preceding the receipt of the notice of conversion. The warrants are exercisable at a price of $1.00 per share for an exercise period of five years commencing on the date of issue. The notes are convertible and the warrants exercisable only when and if a registration statement is filed and declared effective. The Notes are redeemable by us on 30 days’ written notice in the event that we seek to sell or transfer substantially all of our assets, to consolidate or merge with another entity, or seek to consummate a financing transaction in the minimum amount of $5 million.

On March 21, 2008, we converted $1,150,000 of the convertible notes payable and $69,447 of accrued interest into 1,625,942 shares of common stock at a conversion price of $.75 per share.

No Trading Market

There is currently no established public trading market for our securities. A trading market in the securities may never develop. We intend to apply for admission to quotation of our securities on the OTC Bulletin Board. If for any reason our common stock is not listed on the OTC Bulletin Board or a public trading market does not develop, purchasers of the shares may have difficulty selling their common stock.

SELLING STOCKHOLDERS

The shares being offered for resale by the selling stockholders consist of the 4,962,300 shares of our common stock held by one hundred twenty seven (127) shareholders. Such shareholders include the holders of the 1,625,942 shares sold in our Regulation D Rule 506 offering which was completed in March 2008.  The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of July 7, 2008 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Name	Shares Beneficially Owned Prior to Offering	Shares to be Offered	Amount Beneficially Owned After Offering	Percent Beneficially Owned After Offering
AD Finanical Consultants, LLC	1,100,000	600,000	500,000	1.93%
Alan Ajamian	1,190,000	300,058	889,942	3.43%
Alan J Woydziak	5,000	5000	0	0.00%
Allen Huie	60,000	10,000	50,000	0.19%
Amy K. Dugas	180,000	80,000	100,000	0.39%
Amy N. Primeaux	100,000	20,000	80,000	0.31%
Anand Khubani	141,567	141,567	0	0.00%
Andrew Pidcock & Gigi Pidcock JT WROS	5,000	5000	0	0.00%
Angelo Luca	100,000	20,000	80,000	0.31%
Anthony Aslanian Jr.	35,692	35,692	0	0.00%
Antony Clanton	5,000	5000	0	0.00%
Arnold Weyand Trust	5,000	5000	0	0.00%
Attila Bakonyi	60,000	20,000	40,000	0.15%
Avraham Sibony	551,913	351,913	200,000	0.77%
Azreil & Sally Bauer JT WROS	100,000	20,000	80,000	0.31%
Barbara Davidson	5,000	5000	0	0.00%
Barbara Sautor & Michael Sautor JT WROS	5,000	5000	0	0.00%
Benjamin Kirsch	140,319	140,319	0	0.00%
Betty McLaurel Crowley	5,000	5000	0	0.00%
Blaine A. Comeaux	35,638	35,638	0	0.00%
Boxer Capital, Ltd.	5,000	5000	0	0.00%
Bradford Oesch & Nancy Oesch JT WROS	5,000	5000	0	0.00%
Brian and Christine McMonegal JT WROS	35,692	35,692	0	0.00%
Britt Clanton	5,000	5000	0	0.00%
Bruce C. Carey	5,000	5000	0	0.00%
Carol Curtis	5,000	5000	0	0.00%
Charles A Baird	5,000	5000	0	0.00%
Christina Wallace	60,000	20,000	40,000	0.15%
Clifford Parker, Sr.	35,638	35,638	0	0.00%
Colorado Resorts, Inc.	5,000	5000	0	0.00%
Dacono Park, LLC	5,000	5000	0	0.00%
David Blackwell	35,547	35,547	0	0.00%
Dennis E. Nattress & Katheleen	5,000	5000	0	0.00%
Devon Golding	5,000	5000	0	0.00%
Dipak Rajhansa	30,000	10,000	20,000	0.08%
Don Kramer	5,000	5000	0	0.00%

Donald A. Christensen	5,000	5000	0	0.00%
Douglas H Willson	5,000	5000	0	0.00%
E. Gerald Kay	35,638	35,638	0	0.00%
Edward I. Mishan	142,732	142,732	0	0.00%
Elliott Bauer	1,565,000	300,000	1,265,000	4.88%
Emprise, Inc.	5,000	5000	0	0.00%
Ernest G. Dugas	420,000	170,000	250,000	0.96%
Espy P. Price	60,000	10,000	50,000	0.19%
Francesca Anello-Mastrandrea	425,000	70,000	355,000	1.37%
Gary N Ten Eyck	5,000	5000	0	0.00%
George A. Christie	5,000	5000	0	0.00%
George Andrews	5,000	5000	0	0.00%
Gerard A. Primeaux	2,400,000	300,000	2,100,000	8.10%
Glades Operating Trust	600,000	50,000	550,000	2.12%
Glenn P. Dugas	180,000	80,000	100,000	0.39%
Graham 2005 Family Trust c/o Christopher T. Graham	60,000	10,000	50,000	0.19%
Grandview Capital, Inc.	450,000	150,000	300,000	1.16%
Henry Wallace	60,000	20,000	40,000	0.15%
J. Kevin Gannon	35,711	35,711	0	0.00%
James H Dupuis	60,000	10,000	50,000	0.19%
Jeffery Sauter & Christa Stratton JT WROS	5,000	5000	0	0.00%
Jeremy M. Primeaux	150,000	20,000	130,000	0.50%
Jim Brown	60,000	10,000	50,000	0.19%
Jim Hessolgrave	5,000	5000	0	0.00%
JM Meers	71,202	71,202	0	0.00%
Joan Andrews	5,000	5000	0	0.00%
Joe D Hutchinson	18,000	3,500	14,500	0.06%
John K Zerwick	5,000	5000	0	0.00%
Jolaln Roth	5,000	5000	0	0.00%
Jonas & Rhoda Parnes JT WROS	34,982	34,982	0	0.00%
Joseph J. Tomasek	100,000	20,000	80,000	0.31%
Karla M Alvarez	5,000	5000	0	0.00%
Katheleen Cavanaugh	5,000	5000	0	0.00%
Katrina Mitchell	60,000	20,000	40,000	0.15%
Keith Kishbaugh	20,000	4,000	16,000	0.06%
L.A. Wuschpard	5,000	5000	0	0.00%
Ladd Dinkins	103,716	103,716	0	0.00%
Leigh Shelly Clanton	5,000	5000	0	0.00%
Leonard Cohen	70,438	70,438	0	0.00%
Leslie Stone	30,000	10,000	20,000	0.08%
Lindsay M. Primeaux	100,000	20,000	80,000	0.31%
Lisa Mitchell	60,000	20,000	40,000	0.15%
Louis J. Betti	142,951	142,951	0	0.00%
Lucille Barbetta	35,000	35,000	0	0.00%
Manohardeep Josan	60,000	20,000	40,000	0.15%
Mary D. Dugas	525,600	50,000	475,600	1.83%
Mary D. Dugas, Trustee of Sharon D. Hundley Irrevocable Demand Trust fbo Jacquelyn Hundley	60,000	15,000	45,000	0.17%
Mary D. Dugas, Trustee of Sharon D. Hundley Irrevocable demand Trust fbo Monique Hundley	60,000	15,000	45,000	0.17%
Nathalie R Shields	5,000	5000	0	0.00%
Nick J. LaHaye	50,000	5,000	45,000	0.17%
Nolan Courville	22,000	4,000	18,000	0.07%
Paul McManigal & Margret McManigal JT WROS	5,000	5000	0	0.00%
Paul S. Knight	5,000	5000	0	0.00%
Paul Zehnder, III	2,000	400	1,600	0.01%

Peter Larkin, Jr.	190,000	40,000	150,000	0.58%
Ralph J. Anderson, Jr.	150,000	30,000	120,000	0.46%
Randolph S Julian	5,000	5000	0	0.00%
Randolph Walker	60,000	10,000	50,000	0.19%
Randy J. Broussard	35,592	35,592	0	0.00%
Raymond A Ritter Trust	5,000	5000	0	0.00%
Rick Wallace	60,000	20,000	40,000	0.15%
Rita Graham	60,000	20,000	40,000	0.15%
Robert B Reed	5,000	5000	0	0.00%
Robert Hooper & Jane Hooper JT WROS	5,000	5000	0	0.00%
Ronald A. Graham cfo Christpher Graham	30,000	10,000	20,000	0.08%
Ronald Gauthier	9,000	1,500	7,500	0.03%
Ronald J. Dugas	120,000	50,000	70,000	0.27%
Ronald J. Dugas, Trustee of the Kristina N. Dugas, Irrevocable Demand Trust fbo Elizabeth Dugas	120,000	40,000	80,000	0.31%
Ronald Sauter	5,000	5000	0	0.00%
Ronald Vidrine	15,400	3,400	12,000	0.05%
Sally Bauer	35,546	35,546	0	0.00%
Sara Roberts	8,000	1,500	6,500	0.03%
Shane Robinette	30,000	10,000	20,000	0.08%
Sheila Grego	15,000	5,000	10,000	0.04%
Simran Josan	60,000	20,000	40,000	0.15%
Steven Co.	5,000	5000	0	0.00%
Steven Sack	30,000	10,000	20,000	0.08%
Sylvia Lang Josan	60,000	20,000	40,000	0.15%
Terry Delahunty	60,000	20,000	40,000	0.15%
Theo Wallace	60,000	20,000	40,000	0.15%
Thomas G Ispas	5,000	5000	0	0.00%
TNH 2007 Family Trust No. 1A	210,000	30,000	180,000	0.69%
TNH 2007 Family Trust No. 1B	210,000	30,000	180,000	0.69%
Tony J. Primeaux	2,000,000	200,000	1,800,000	6.94%
Transwestern Mortgages, Inc.	5,000	5000	0	0.00%
Victor Novogrodzky	34,845	34,845	0	0.00%
William & Donna Cox JT WROS	35,583	35,583	0	0.00%
William Cox, Sr. Trustee of Donna D. Cox Irrevocable Demand Trust fbo Mary Margaret Cox	24,000	4,000	20,000	0.08%
William Cox, Sr. Trustee of Donna D. Cox Irrevocable Demand Trust fbo William M. Cox	24,000	4,000	20,000	0.08%
William N. Gunderson	5,000	5000	0	0.00%
William Woodward & Joanna	5,000	5000	0	0.00%

*Based on 25, 925,942 shares of common stock outstanding as of July 7, 2008.

PLAN OF DISTRIBUTION

The selling security holders may sell some or all of their shares at a fixed price of $0.75 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Prior to being quoted on the OTCBB, shareholders may sell their shares in private transactions to other individuals. However, sales by selling security holder must be made at the fixed price of $0.75 until a market develops for the stock.

There is no established public trading market for our securities. Our shares are not and have not been listed or quoted on any exchange or quotation system. In order for our shares to be quoted, a market maker must agree to file the necessary documents with the National Association of Securities Dealers, which operates the OTC Electronic Bulletin Board. In addition, it is possible that, such application for quotation may not be approved and even if approved it is possible that a regular trading market will not develop or that if developed, will be sustained.

Once a market has been developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

O	ordinary brokers transactions, which may include long or short sales,
O	transactions involving cross or block trades on any securities or market where our common stock is trading,
O	through direct sales to purchasers or sales effected through agents,
O	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or
O	any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the SecuritiesAct in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of theshares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $65,000.

LEGAL MATTERS

Anslow + Jaclin, LLP, Manalapan, New Jersey passed upon the validity of the common stock being offered hereby.

EXPERTS

Included in the Prospectus constituting part of this Registration Statement are consolidated financial statements for fiscal 2007, which have been audited by Webb and Company, P.A., an independent registered public accounting firm, to the extent and for the periods set forth in their respective report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firms as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedule thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our common stock and our company, please review the registration statement, including exhibits, schedules and reports filed as a part thereof. Statements in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement, set forth the material terms of such contract or other document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

We are also subject to the informational requirements of the Exchange Act which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information along with the registration statement, including the exhibits and schedules thereto, may be inspected at public reference facilities of the SEC at 100 F Street N.E , Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

ESP ENTERPRISES, INC.
AND SUBSIDIARIES

 CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD ENDING MARCH 31, 2008

AND

FOR THE YEAR ENDED DECEMBER 31, 2007

ESP ENTERPRISES, INC. AND SUBSIDIARIES

FINANCIAL TABLE OF CONTENTS

CONDENSED CONSOLIDATED FINANCIAL STATEMENT AS OF MARCH 31, 2008

PAGE	F-1	CONDENSED CONSOLIDATED BALANCE SHEET AS OF MARCH 31, 2008 (UNAUDITED)

PAGE	F-2	CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDING MARCH 31, 2008 AND 2007 (UNAUDITED)

PAGE	F-3	CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE THREE MONTHS ENDING MARCH 31, 2008 AND 2007 (UNAUDITED)

PAGES	F-4/F-11	NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENT AS OF DECEMBER 31, 2007

PAGE	F-12	REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PAGE	F-13/F-14	CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2007

PAGE	F-15	STATEMENT OF OPERATIONS FOR THE PERIOD FROM NOVEMBER 20, 2006 (INCEPTION) TO DECEMBER 31, 2006 AND THE YEAR ENDED DECEMBER 31, 2007 (CONSOLIDATED).

PAGE	F-16	STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIENCY FOR THE PERIOD FROM NOVEMBER 20, 2006 (INCEPTION) TO DECEMBER 31, 2007 (CONSOLIDATED).

PAGE	F-17	STATEMENT OF CASH FLOWS FOR THE PERIOD FROM NOVEMBER 20, 2006 (INCEPTION) TO DECEMBER 31, 2006 AND FOR THE YEAR ENDED DECEMBER 31, 2007 (CONSOLIDATED).

PAGES	F-18/F-32	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ESP ENTERPRISES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

ASSETS
	As of	As of
	March 31, 2008	December 31, 2007
	(Unaudited)
Current Assets
Cash	$118,291	$225,203
Accounts Receivable, net	194,426	185,804
Inventories, net	160,712	147,015
Prepaid Expenses and Other Current Assets	60,362	6,673
Due from Officers	20,000	20,000
Total Current Assets	553,791	584,695

Properties and Equipment, net	330,774	301,267

Other Assets
Security Deposit	11,650	3,503
Restricted Cash	18,303	17,855
Total Other Assets	29,953	21,358

Total Assets	$914,518	$907,320

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Accounts Payable	$174,619	$116,615
Factoring Payable	164,981	165,146
Accrued Expenses	19,424	56,571
Due to Shareholder	100	100
Derivative Liability	-	393,363
Convertible Notes Payable, net	-	312,669
Current Maturities of Long-Term Debt	58,360	57,728
Current Maturities of Capital Lease Obligation	7,736	-
Total Current Liabilities	425,220	1,102,192

Long-Term Liabilities
Long-Term Debt (Less Current Maturities)	162,504	177,058
Capital Lease Obligation (Less Current Maturities)	33,855	-
Total Long-Term Liabilities	196,359	177,058

Total Liabilities	621,579	1,279,250

Stockholders' Deficit
Preferred Stock, $0.001 par value, 10,000,000 shares authorized, none issued and outstanding
Common Stock, $0.0001 par value; 100,000,000 shares authorized,
25,925,942 shares and 24,000,000 respectively, issued and outstanding	2,593	2,400
Additional Paid-In Capital	1,954,203	4,086
Deferred Stock Compensation	(295,312)	-
Subscriptions Receivable	(1,000)	(1,000)
Accumulated Deficit	(1,367,545)	(377,416)
Total Stockholders' Deficit	292,939	(371,930)

Total Liabilities and Stockholders' Deficit	$914,518	$907,320

See accompanying notes to condensed consolidated financial statements.

ESP ENTERPRISES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
For the Three Months Ended March 31, 2008 and 2007
(Unaudited)

	March 31, 2008	March 31, 2007

SALES, NET	$426,366	$-

COST OF GOODS SOLD	314,933	-

GROSS PROFIT	111,433	-

GENERAL AND ADMINISTRATIVE EXPENSES
General and Administrative	66,945	5,507
Professional Fees	82,182	12,105
Consulting Fees	31,500	-
Salaries and Wages	37,613	-
Total General and Administrative Expenses	218,240	17,612

LOSS FROM OPERATIONS	(106,807)	(17,612)

OTHER INCOME AND EXPENSES
Interest Expense	(868,681)	-
Factoring Fees	(13,931)	-
Interest Income	44	-
Miscellaneous Expense	(754)	-
Total Other Income (Expenses)	(883,322)	-

NET LOSS BEFORE PROVISION FOR INCOME TAXES	(990,129)	(17,612)

PROVISION FOR INCOME TAXES (BENEFIT)	-	-

NET LOSS	$(990,129)	$(17,612)

Basic and Diluted Loss Per Share	$(0.04)	$(0.00)

Basic and Diluted Weighted Average Common Shares	24,684,292	13,050,000

See accompanying notes to condensed consolidated financial statements.

ESP ENTERPRISES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
For the Three Months Ended March 31, 2008 and 2007
(Unaudited)

	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(990,129)	$(17,612)
Adjustments to reconcile net loss to net cash used in operations
Depreciation	18,313	-
Amortization of Deferred Offering Costs	1,449	-
Amortization of N/P Discount	837,331	-
Stock Compensation	42,188	-
Changes in Operating Assets and Liabilities:
(Increase) Decrease in:
Accounts Receivable	(8,622)	-
Inventories	(13,697)	-
Prepaid Expense	(75,138)	2,611
Deposits	(8,147)	-
Loan to shareholder	20,000	-
Accrued Expenses	32,300	(173)
Accounts Payable	58,003	6,621
Net Cash Used In Operating Activities	(86,149)	(8,553)

CASH FLOWS FROM INVESTING ACTIVITIES
Restricted Cash	(447)	-
Purchase of Fixed Assets	(4,983)	-
Net Cash Used in Investing Activities	(5,430)	-

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of Long Term Debt	(14,087)	-
Repayments of Capital Lease	(1,246)	-
Loan payable- Related Party		8,982
Net Cash Provided by (Used in) Financing Activities	(15,333)	8,982

Net Increase (Decrease) in Cash	(106,912)	429

Cash at Beginning of Period	225,203	100

Cash at End of Period	$118,291	$529

Supplemental disclosure of cash flow information:

Cash paid for interest	$3,579	$-
Cash paid for taxes	$-	$-

Supplemental disclosure of non-cash investing and financing activities:

Conversion of note payable and accrued interest into common stock	$1,612,810	$-
Financing under capital lease	$42,837	$-

See accompanying notes to condensed consolidated financial statements.

ESP ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(Unaudited)

(A)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in The United States of America and the rules and regulations of the Securities and Exchange Commission for interim financial information. Accordingly, they do not include all the information necessary for a comprehensive presentation of financial position and results of operations.

It is management's opinion, however that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statements presentation.  The results for the interim period are not necessarily indicative of the results to be expected for the year.

Nature of the Business

ESP Enterprises, Inc. (f/k/a DUI, Inc), was incorporated in the State of Colorado on April 9, 1998.  ESP Resources, Inc. was incorporated in the State of Delaware in November 2006.

On June 15, 2007, ESP Resources acquired all of the stock of ESP Petrochemicals, Inc., which was incorporated in the State of Louisiana on November 7, 2006.  ESP Petrochemicals, Inc. sells and blends chemicals for use in the oil and gas industry to customers primarily located in the Gulf of Mexico and Gulf States region.

Principles of Consolidation

The consolidated financial statements for ESP Enterprises, Inc. for the period ended March 31, 2008 includes ESP Enterprises, Inc. and its wholly- owned subsidiaries, ESP Resources, Inc. and ESP Petrochemicals, Inc. The financial statements for ESP Enterprises, Inc. for the period ended March 31, 2007 include ESP Resources, Inc. All significant inter-company balances and transactions have been eliminated in the consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

ESP ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(Unaudited)

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. The Company had no cash equivalents at March 31, 2008.

Accounts Receivable

The Company generally does not require collateral, and the majority of its trade receivables are unsecured. The carrying amount for accounts receivable approximates fair value.

On February 2, 2007, the Company entered into a combined account factoring and security agreement with Midsouth Bank, which was renewed on June 20, 2007 and expires April 30, 2009. Under the terms of the agreement the Company may obtain advances up to 87 percent of eligible accounts receivable, subject to a three percent factoring fee, and ten percent held in a reserve account, which is released to the Company upon payment of the receivable. The factoring agreement is subject to a revolving line of credit master note, which limits borrowing to $190,000. The line of credit is payable upon demand, or if no demand is paid, with monthly payments of interest at 15 percent. All outstanding principal plus accrued unpaid interest is due on April 30, 2009. The payment terms of the line of credit will not be enforced while the factoring agreement is in effect. The line of credit is secured by all inventory, accounts, and equipment of the Company and a commercial guarantee of a Company stockholder. The total borrowings under the factoring agreement at March 31, 2008 were $164,981 with $18,302 held in a restricted cash reserve account.

For the quarter ended March 31 2008, the Company recorded no provision for doubtful accounts.

Inventory

Inventory represents raw and blended chemicals and other items valued at the lower of cost or market with cost determined using the first-in first-out method, and with market defined as the lower of replacement cost or realizable value.

As of March 31, 2008, inventory consisted of:

Raw Materials	$130,139
Finished Goods	30,573
$160,712

ESP ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(Unaudited)

Income Taxes

The Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“Statement 109”). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Concentrations

The Company and its subsidiary maintain balances at one bank.  Accounts at that institution are insured by the Federal Deposit Insurance Corporation up to $100,000.  At March 31, 2008, the Company had $18,291 of uninsured balances.

The Company has three major customers that together account for 79% of accounts receivable at March 31, 2008 and two major customers that together account for 71% of the total revenues earned for the quarter ended March 31, 2008.

	Accounts Receivable	Revenue
Customer A	44%	51%
Customer B	23%	20%
Customer C	12%	0%

	79%	71%

The Company has three vendors that together accounted for 63% of purchase for the quarter ended March 31, 2008.

Vendor A                                                                         25%
Vendor B                                                                          24%
Vendor C                                                                          14%

ESP ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(Unaudited)

Derivative Liabilities

Convertible debt is accounted for in accordance with SFAS 133 Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”) and EITF No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company’s Own Stock, (“EITF 00-19”).  According to these pronouncements, we recorded the embedded conversion option related to our convertible debt at the fair market value in a prior period.  The convertible stock was 100% converted during the quarter ended March 31, 2008.  The conversion of the stock resulted in the reclassification of the derivative liability to additional paid in capital.

Revenue and Cost Recognition

The Company recognizes revenue from the sale of petro-chemical at the time title to the products transfers, the amount is fixed and determinable, evidence of an agreement exists and the customer bears the risk of loss. Amounts billed to customers in sales transactions related to shipping and handling represent revenues earned for the goods provided and are included in sales. Costs of shipping and handling are included in the cost of goods sold.

Business Segments

The Company operates in one segment and therefore segment information is not presented.

Loss per Share

Basic and diluted net loss per common share is computed based on the weighted average number of common shares outstanding as defined by Financial Accounts Standards No. 128, “Earnings Per Share”.  As of March 31, 2008 and 2007, there were 25,925,942 and 0 common share equivalents outstanding which are anti-dilutive and not included in the dilutive weighted average calculation.

Fair Value of Financial Instruments

The carrying amounts of the company’s financial instruments including accounts payable, accrued expenses, and notes payable approximate fair value due to the relative short period for maturity these instruments.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”.  The objective of SFAS 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements.  SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.

ESP ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(Unaudited)

SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements.  The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15 2007.  The adoption of this statement did not have a material effect on the Company’s future reported financial position or results operations.

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115”.  This statement permits entities to choose to measure many financial instruments and certain other items at fair value.  Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option.  However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities.  SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007.  Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, “Fair Value Measurements”.  The adoption of this statement did not have a material effect on the Company’s financial statements.

In December 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51”.  This statement improves the relevance, comparability, and transparency of the financial information that a  reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards that require; the ownership interests in subsidiaries held by parties other than  the parent and the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income, changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently, when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be  initially measured at fair value, entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners.  SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008.  Early adoption is prohibited.  The adoption of this statement is not expected to have a material effect on the Company’s financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133” (SFAS 161).  This statement is intended to improve transparency in financial reporting by requiring enhanced disclosures of an entity’s derivative instruments and hedging activities and their effects on the entity’s financial position, financial performance, and cash flows.  SFAS 161 applies to all derivative instruments within the scope of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133) as well as related hedged items, bifurcated derivatives, and nonderivative instruments that are designated and qualify as hedging instruments.

ESP ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(Unaudited)

Entities with instruments subject to SFAS 161 must provide more robust qualitative disclosures and expanded quantitative disclosures.  SFAS 161 is effective prospectively for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application permitted.  We are currently evaluating the disclosure implications of this statement.

(B)      GOING CONCERN

The Company has a net loss of $990,129 and a negative cash flow from operations of $86,149.

These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company’s ability to continue operations will likely require additional capital. The condition raises substantial doubt about the Company to continue as a going concern. We expect cash flows from operating activities to improve, primarily as a result of an increase in revenue, although there can be no assurance thereof. The accompanying consolidated financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern. If we fail to generate positive cash flow or obtain additional financing, when required, we may have to modify, delay, or abandon some or all of our business and expansion plans.

(C)      CAPITAL LEASE OBLIGATION

During March 2008, the Company leased a forklift from a bank under a capital lease.  The economic substance of the lease is that the Company is financing the acquisition of the asset through the lease, and, accordingly, it is recorded in the Company’s assets and liabilities.  The lease contains a bargain purchase option at the end of the lease term.  The Company included $43,087 for the value of the capital lease and property and equipment.

The following is a schedule of the future minimum payments required under the lease together with their present value as of March 31, 2008:

Twelve months ending March 31, 2009	$9,831
Twelve months ending March 31, 2010	9,831
Twelve months ending March 31, 2011	9,831
Twelve months ending March 31, 2012	9,831
Twelve months ending March 31, 2013	8,192

Total minimum lease payments	47,516
Less: amount representing interest	(5,925)

Present value of minimum lease payments	$41,591

ESP ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(Unaudited)

(D)      STOCKHOLDERS EQUITY

On March 21, 2008, the Company converted $1,150,000 of convertible notes payable and $69,447 of accured interest into 1,625,942 shares of common stock at a conversion price of $.75 per share.

On March 21, 2008, the Company reclassified $393,363 of deriviative liability to additional paid in capital upon conversion of the convertible notes payable.

On January 2, 2008, the Company entered into a two year consulting agreement with a financial consultant. The Company issued 450,000 shares of common stock with 150,000 shares having piggyback registration rights. In 2007, 150,000 shares of stock were issued, and during the quarter ended March 31, 2008, the remaining 300,000 shares were issued The shares were valued at the fair value on the date of grant of $337,500 and are being amortized over the two year term of the agreement. During the three months ended March 31, 2008, the Company recognized $42,188 in consulting expense.

(E)       COMMITMENTS AND CONTINGENCIES

In March 2008, the Company entered into a five-year lease requiring monthly payments of $8,750. The Company has the option to renew the lease for a subsequent five-year term with monthly rent of $9,500. The Company also has the option to buy the facilities during the second year of the lease for the consideration of $900,000. If the Company elects not to purchase the building during the second year of the lease, it has the option to purchase the building during the remainder of the initial term of the lease for an increased amount.

The landlord has agreed to construct a laboratory building on the premises and a tank filling area and the Company has agreed to pay the landlord an additional $20,000 at the end of the initial five year lease period if it does not renew the lease for the second five year term. The Company will amortize the additional costs over the initial period of the lease.

In February 2007, the Company entered into a lease for various chemical tanks with lease terms varying from six months to one year. Rental fees under this lease are determined on a per day basis in amounts of $1.65 per day or $1.75 per day depending upon the model of tank rented. As of March 31, 2008, the Company leases these tanks on a day to day basis.

On January 2, 2008, the Company entered into a two year consulting agreement with a financial consultant. The agreement requires monthly payments of $2,500 and 450,000 shares of common stock having piggyback registration rights. During the quarter ended March 31, 2008, the consultant was paid $7,500. In 2007, 150,000 shares of stock were issued, and during the quarter ended March 31, 2008, the remaining 300,000 shares were issued.

ESP ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(Unaudited)

(F)       RELATED PARTY TRANSACTIONS

At March 31, 2008, the Company had balances due from stockholders in the amount of $20,000.

At March 31, 2008, the Company had a balance due to a stockholder in the amount of $100 which was used to fund the initial operations of the Company.

At March 31, 2008 the Company had an accounts receivable balance due from a related company in the amount of $65,243, of which $65,243 was set up as an allowance relating to this balance.  There were no sales to this company for the quarter ended March 31, 2008.

 (G)      SUBSEQUENT EVENTS

As more fully described in Note A set forth above, on June 24, 2008, we renewed the combined account factoring and security agreement with Midsouth Bank, which expires April 30, 2009.  The factoring agreement is subject to a revolving line of credit master note, which limits borrowing to $250,000.  The line of credit is payable upon demand, or if no demand is paid, with monthly payments of interest at 15 percent.  All outstanding principle plus accrued unpaid interest is due on April 30, 2009.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:
ESP Enterprises, Inc.

We have audited the accompanying consolidated balance sheet of ESP Enterprises, Inc. and subsidiaries as of December 31, 2007, and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the financial position of ESP Enterprises, Inc. as of December 31, 2007 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note B to the consolidated financial statements, the Company has a net loss of $374,991, a negative cash flow from operations of $403,245, a working capital deficiency of $517,497 and a stockholders' deficiency of $371,930. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WEBB & COMPANY, P.A.
Certified Public Accountants

Boynton Beach, Florida
May 12, 2008

ESP ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2007

ASSETS

CURRENT ASSETS
Cash	$225,203
Accounts Receivable, Net	185,804
Inventories, Net	147,015
Prepaid Expenses and Other Current Assets	6,673
Due from Officers	20,000

Total Current Assets	584,695

PROPERTY AND EQUIPMENT, NET	301,267

OTHER ASSETS
Deposits	3,503
Restricted Cash	17,855

Total Other Assets	21,358

TOTAL ASSETS	$907,320

See the accompanying notes to consolidated financial statements

ESP ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET – continued
DECEMBER 31, 2007

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts Payable	$116,615
Factoring Payable	165,146
Accrued Expenses	56,571
Due to Stockholder	100
Derivative Liability	393,363
Convertible Notes Payable, net	312,669
Current Maturities of Long-Term Debt	57,728

Total Current Liabilities	1,102,192

LONG-TERM LIABILITIES
Long-Term Debt (Less Current Maturities)	177,058

Total Liabilities	1,279,250
Commitments and Contingencies	-
STOCKHOLDERS' DEFICIT
Preferred Stock (.001 par value - 5,000,000 shares authorized, none issued and outstanding)	-
Common Stock (.0001 par value - 200,000,000 shares authorized, 24,000,000 shares issued and outstanding)	2,400
Additional Paid-In Capital	4,086
Subscription Receivable	(1,000)
Accumulated Deficit	(377,416)

Total Stockholders' Deficit	(371,930)

TOTAL LIABILITIES AND
STOCKHOLDERS' DEFICIT	$907,320

See the accompanying notes to consolidated financial statements

ESP ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

		For the Period
		November 20, 2006
	Year Ended	(Inception)
	December 31,	to December 31,
	2007	2006

SALES, NET	$697,122	$-

COST OF GOODS SOLD	644,985	-

GROSS PROFIT	52,137	-

GENERAL AND ADMINISTRATIVE EXPENSES
General and Administrative	218,533	2,680
Professional Fees	94,662	-
Consulting Fees	94,000	-
Salaries and Wages	21,701	-
Total General and Administrative Expenses	428,896	2,680

LOSS FROM OPERATIONS	(376,759)	(2,680)

OTHER INCOME (EXPENSES)
Interest Expense	(180,661)	(173)
Factoring Fees	(29,979)	-
Interest Income	36	-
Miscellaneous Expense	(261)	-
Loss on Sale of Assets	(429)	-
Gain on FMV of Derivatives	213,062	-
Total Other Income (Expenses)	1,768	(173)

NET LOSS BEFORE PROVISION FOR INCOME TAXES	(374,991)	(2,853)

PROVISION FOR INCOME TAXES (BENEFIT)	-	(428)

NET LOSS	$(374,991)	$(2,425)

Basic and Diluted Loss Per Share	$(0.02)	$(0.00)

Basic and Diluted Weighted Average Common Shares	16,694,795	13,050,000

See the accompanying notes to consolidated financial statements

ESP ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	Preferred Stock		Common Stock		Paid-In	Subscription	Accumulated
	Shares	Par Value	Shares	Par Value	Capital	Receivable	Deficit	Total

Balance - Inception	-	$-	-	$-	$-	$-	$-	$-

Common Stock Issues	-	-	13,050,000	1,305	675	-	-	1,980

Net Loss - 2006	-	-	-	-	-	-	(2,425)	(2,425)

Balance - December 31, 2006	-	-	13,050,000	1,305	675	-	(2,425)	(445)

Shares Issued for Reverse Merger	-	-	6,000,000	600	2,886	-	-	3,486

Shares Issued for Acquisition	-	-	4,800,000	480	320	(1,000)	-	(200)

Shares Issued for Services	-	-	150,000	15	185	-	-	200

Net Loss - 2007	-	-	-	-	-	-	(374,991)	(374,991)

Balance, December 31, 2007	-	$-	24,000,000	$2,400	$4,066	$(1,000)	$(377,416)	$(371,950)

See the accompanying notes to consolidated financial statements

ESP ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

		For the Period
		November 20, 2006
	Year Ended	(Inception)
	December 31,	to December 31,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(374,991)	$(2,425)
Adjustments to Reconcile Net Loss to
Net Cash Used In Operating Activities:
Depreciation	39,208	-
Allowance for Uncollectible	65,243	-
Derivatives	(213,062)	-
Deferred Income Taxes	-	(428)
Loss on disposal of fixed assets	429	-
Amortization of Note Payable Discount	136,194	-
Amortization of Deferred Offering Costs	10,797	-
Change in Assets and Liabilities:
Accounts Receivable	80,856	-
Inventory	(96,894)	-
Prepaid Expenses	7,946	(2,611)
Accounts Payable	(64,815)	5,291
Accrued Expenses	5,844	173

Net Cash Used In Operating Activities	(403,245)	-

CASH FLOWS FROM INVESTING ACTIVITIES
Cash Received from Merger, Net	96,439	-
Restricted Cash	(17,855)	-
Purchase of Property and Equipment	(15,447)	-
Net Cash Provided By Investing Activities	63,137	-

CASH FLOWS FROM FINANCING ACTIVITIES
Bank Overdraft	(9,048)	-
Stock Issued for Cash	2,000	-
Repayment of Notes Payable	(93,699)	-
Proceeds from Convertible Notes	700,000	-
Due to Stockholder	-	100
Loan Payable - Related Party	(34,042)	-

Net Cash Provided By Financing Activities	565,211	100

Net Increase in Cash	225,103	100

Cash at Beginning of Period	100	-

Cash at End of Period	225,203	100

Supplemental disclosure of cash flow information:

Cash paid for interest	$-	$-

Cash paid for income taxes	$-	$-

See the accompanying notes to consolidated financial statements

ESP ENTERPRISES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

(A)          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

ESP Enterprises, Inc. (f/k/a DUI, Inc.), was incorporated in the State of Colorado on April 9, 1998.  ESP Resources, Inc. was incorporated in the State of Louisiana on November 20, 2006.

On June 15, 2007, ESP Resources acquired all of the stock of ESP Petrochemicals, Inc., which was incorporated in the State of Louisiana on November 7, 2006.  ESP Petrochemicals, Inc. sells and blends chemicals for use in the oil and gas industry to customers primarily located in the Gulf of Mexico and Gulf States region.  The transaction has been accounted for as a purchase.

On October 31, 2007, ESP Enterprises, Inc. pursuant to a share purchase agreement, dated October 31, 2007, ESP Resources, Inc., consummated an agreement with ESP Enterprises, Inc., pursuant to which ESP Resources, Inc., exchanged all of its 30,000,000 then issued and outstanding shares of common stock for 18,000,000 shares or approximately 75% of the common stock of ESP Enterprises, Inc. This transaction has been accounted for as a reverse acquisition. Accounting principles applicable to reverse acquisitions have been applied to record the acquisition. Under this basis of accounting, ESP Resources, Inc is the accounting acquirer and, accordingly, the consolidated entity is considered to be a continuation of ESP Resources, Inc., with the net assets of ESP Enterprises, Inc. deemed to have been acquired and recorded at its historical cost.

Principals of Consolidation

The financial statements for the period ended December 31, 2006 include ESP Resources, Inc. The consolidated financial statements for the year ended December 31, 2007 include ESP Enterprises from November 1, 2007 to December 31, 2007 and its wholly owned subsidiaries, ESP Resources, Inc. for the year ended December 31, 2007 and ESP Petrochemicals, Inc. from June 15, 2007 to December 31, 2007. All significant inter-company balances and transactions have been eliminated in consolidation. ESP Enterprises, Inc. and its subsidiaries ESP Resources and ESP Petrochemicals are hereafter referred to as (the "Company").

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

ESP ENTERPRISES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. The Company had no cash equivalents at December 31, 2007.

Accounts Receivable

The Company generally does not require collateral, and the majority of its trade receivables are unsecured.  The carrying amount for accounts receivable approximates fair value.

On February 2, 2007, the Company entered into a combined account factoring and security agreement with Midsouth Bank, which was renewed on June 20, 2007 and expires April 30, 2009. Under the terms of the agreement, the Company may obtain advances up to 87 percent of eligible accounts receivable, subject to a three percent factoring fee. The Company is required to hold ten percent in a reserve account, which is released to the Company upon payment of the receivable. The factoring agreement is subject to a revolving line of credit master note, which limits borrowing to $190,000. The line of credit is payable upon demand, or if no demand is paid, with monthly payments of interest at 15 percent. All outstanding principle plus accrued unpaid interest is due on April 30, 2008. The payment terms of the line of credit will not be enforced while the factoring agreement is in effect. The line of credit is secured by all inventory, accounts, and equipment of the Company and a commercial guarantee of a Company stockholder. The total borrowings under the factoring agreement at December 31, 2007 were $165,146 with $17,855 held in restricted cash reserve. Accounting receivable at December 31, 2007 consisted of the following:

Accounts Receivable	$251,047
Less: Allowance for doubtful accounts	65,243
$185,804

For the year ended December 31, 2007 and the period ended December 31, 2006, the Company recorded a provision for doubtful accounts of $65,243 and $0, respectively.

Inventory

Inventory represents raw and blended chemicals and other items valued at the lower of cost or market with cost determined using the first-in first-out method, and with market defined as the lower of replacement cost or realizable value.

ESP ENTERPRISES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

As of December 31, 2007, inventory consisted of:

Raw Materials	$111,157
Finished Goods	35,858
$147,015

Property and equipment of the Company is stated at cost.  Expenditures for property and equipment which substantially increase the useful lives of existing assets are capitalized at cost and depreciated.  Routine expenditures for repairs and maintenance are expensed as incurred.

Depreciation is provided principally on the straight-line method over the estimated useful lives ranging from five to seven years for financial reporting purposes.

Income Taxes

The Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“Statement 109”).  Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Advertising

Advertising costs are charged to operations when incurred. Advertising expense for the year ended December 31, 2007 and the period ended December 31, 2006 was $196 and $0, respectively.

Concentrations

The company and its subsidiary maintain balances at one bank.  Accounts at that institution are insured by the Federal Deposit Insurance Corporation up to $100,000.  At December 31, 2007, the company had $17,309 of uninsured balances.

ESP ENTERPRISES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

The company has four major customers that together account for 83% of accounts receivable at December 31, 2007 and three major customers that together account for 70% of the total revenues earned for the year then ended, as follows:

		Accounts Receivable	Revenue
Customer	A	28%	19%
Customer	B	22%
Customer	C	18%
Customer	D	15%	40%
Customer	E		11%
		83%	70%

The Company has three vendors that together accounted for 77% of purchases for the year ended December 31, 2007.

Vendor A              44%
Vendor B               18%
Vendor C               15%

Derivative Liabilities

Convertible debt is accounted for in accordance with SFAS 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”) and EITF No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company’s Own Stock, (“EITF 00-19”). According to these pronouncements, we have recorded the embedded conversion option related to our convertible debt at fair value on the reporting date, resulting in the convertible instrument itself being recorded at a discount from the face amount.

Revenue and Cost Recognition

The Company recognizes revenue from the sale of petro-chemical at the time title to the products transfers, the amount is fixed and determinable, evidence of an agreement exists and the customer bears the risk of loss. Amounts billed to customers in sales transactions related to shipping and handling represent revenues earned for the goods provided and are included in sales.  Costs of shipping and handling are included in the cost of goods sold.

Business Segments

The Company operates in one segment and therefore segment information is not presented.

ESP ENTERPRISES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

Loss per Share

Basic and diluted net loss per common share is computed based upon the weighted average number of common shares outstanding as defined by Financial Accounting Standards No. 128, “Earnings Per Share.”  As of December 31, 2007 and 2006, there were 1,150,000 and 0, respectively common share equivalents outstanding which are anti-dilutive and not included in dilutive weighted average calculation.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments including accounts payable, accrued expenses, derivative liability and notes payable approximate fair value due to the relatively short period to maturity for these instruments.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements.  SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115”.  This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, “Fair Value Measurements”. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

ESP ENTERPRISES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

In December 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51”.  This statement improves the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards that require; the ownership interests in subsidiaries held by parties other than the parent and the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income, changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently, when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value, entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners.  SFAS No. 160 affects those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary.  SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Early adoption is prohibited. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133” (SFAS 161). This statement is intended to improve transparency in financial reporting by requiring enhanced disclosures of an entity’s derivative instruments and hedging activities and their effects on the entity’s financial position, financial performance, and cash flows. SFAS 161 applies to all derivative instruments within the scope of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133) as well as related hedged items, bifurcated derivatives, and nonderivative instruments that are designated and qualify as hedging instruments. Entities with instruments subject to SFAS 161 must provide more robust qualitative disclosures and expanded quantitative disclosures. SFAS 161 is effective prospectively for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application permitted. We are currently evaluating the disclosure implications of this statement.

ESP ENTERPRISES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

(B)          GOING CONCERN

The Company has a net loss of $374,991, a negative cash flow from operations of $403,245, a working capital deficiency of $517,497 and a stockholders' deficiency of $371,930.  These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company's ability to continue operations will likely require additional capital. The condition raises substantial doubt about our Company to continue as a going concern. We expect cash flows from operating activities to improve, primarily as a result of an increase in revenue, although there can be no assurance thereof. We also converted $1,150,000 in convertible notes payable into common stock after year end. The accompanying consolidated financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern. If we fail to generate positive cash flow or obtain additional financing, when required, we may have to modify, delay, or abandon some or all of our business and expansion plans.

(C)	PROPERTIES AND EQUIPMENT

At December 31, 2007, property and equipment is as follows:

2007

Plant, Property and Equipment	$93,037
Vehicles	265,596
Office Furniture and Equipment	10,594
Less accumulated depreciation	(67,960)

$301,267

Depreciation expense for the year ended December 31, 2007 and the period ended December 31, 2006 was $39,208 and 0, respectively.  The Company recorded $22,330 of depreciation in cost of goods sold during 2007.

ESP ENTERPRISES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

(D)          LONG-TERM DEBT

Long-term debt consisted of the following as of December 31, 2007:

Note payable to Midsouth Bank dated May 2007. The note
bears interest at 12.00 percent per annum and is payable in
monthly installments of $194, maturing May 2012. The note
is secured by equipment and deposit accounts.	$7,804

Note payable to Midsouth Bank dated February 2007. The
note bears interest at 12.00 percent per annum and is payable in monthly installments of $194, maturing February 2012.
The note is secured by equipment and deposit accounts.	6,508

Note payable to FMC dated January 2007. The note bears
interest at 2.90 percent per annum and is payable in monthly installments of $945, maturing February 2012. The note is
secured by a vehicle.	44,444

Note payable to FMC dated January 2007. The note bears
interest at 2.9 percent per annum and is payable in monthly
installments of $902 maturing February 2012. The note is
secured by a vehicle.	42,457

Note payable to FMC dated January 2007. The note bears
interest at 2.90 percent per annum and is payable in monthly installments of $902 maturing February 2012. The note is
secured by a vehicle.	42,457

ESP ENTERPRISES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

(D)          LONG-TERM DEBT - continued

Note payable to FMC dated January 2007. The note bears
interest at 2.90 percent per annum and is payable in monthly installments of $925 maturing February 2012. The note is
secured by a vehicle.	43,532

Note assumed with vehicle purchase, payable to FMC
dated December 2006. The note bears interest at 9.90
percent per annum and is payable in installments of $724
maturing December 2011. The notes is secured by a
vehicle (see Note F below).	28,606

Note assumed with vehicle purchase, payable to St. Martin
Bank dated December 2005. The note bears interest at
7.10 percent per annum and is payable in installments of
$852 maturing December 2009. The note is secured by
a vehicle (see Note F below).	18,978

Total	234,786

Less Current Maturities	(57,728)

Total Long-Term Debt	$177,058

 Maturities of long-term debt are as follows:

2008	$57,728
2009	60,506
2010	53,005
2011	55,404
2012	8,143
Total	$234,786

ESP ENTERPRISES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

(E)           CONVERTIBLE NOTES PAYABLE

During June 2007, the Company commenced a private offering of its securities to accredited investors in certain select states. The Company offered up to forty “Units” to select accredited investors on a best effort basis. The Units are offered for a total subscription price of $25,000 per Unit to persons who qualify as “accredited investors” as such term is defined in the rules and regulations of the Securities Act. Each Unit is comprised of one unsecured convertible promissory note, accruing interest at ten percent (the “Note” or “Notes”) and one warrant to purchase 25,000 shares of its common stock. All or a portion of the principal and accrued interest on the Note, at the holder’s option, may be converted into shares of its common stock, provided that its common shares underlying the Notes are then included in a resale prospectus forming part of a registration statement declared effective by the U.S. Securities and Exchange Commission. Each warrant shall entitle the investor to purchase up to 25,000 shares of its common stock at the exercise price of $1.00 per share, anytime during the five year period following issuance, provided as well that its common shares underlying the Warrants are then included in a resale prospectus forming part of a registration statement declared effective by the U.S. Securities and Exchange Commission. The number of shares into which the Notes are convertible will be equal to the quotient of the converted principal and interest divided by the average trading price of the common shares over the ten trading day period immediately preceding the conversion date, less a twenty-five percent discount. Subject to 30 days’ notice, the Notes shall be redeemed and paid in full at the earlier of either (I) two years from the date of issuance or; (ii) upon the closing of a financing transaction of at least $5,000,000.

The Company relied upon the exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), of Section 4(2) and Regulation D in connection with the issuance of the above identified securities. The Company had a pre-existing relationship with the accredited investors who subscribed to purchase the Units; and no general solicitation was involved; each investor represented in his or her subscription agreement that he or she was an accredited investor, and; investors acknowledged that the securities subscribed for and to be issued were subject to transfer and sale restrictions and would bear a restrictive legend, disclosing that any transfer or other disposition could only be made in compliance with the registration requirements of the Securities Act or pursuant to exemptions there from. We have increased our private offering maximum from the original 40 Units, or $1,000,000, to 100 Units, or $2,500,000. Our private placement offering was extended to October 31, 2007. As of December 31, 2007, the Company has sold 42 Units resulting in gross proceeds of $1,150,000. Accrued interest expense related to the convertible notes totaled $43,125 at December 31, 2007.

ESP ENTERPRISES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

The relative fair value of the warrants issued with the convertible notes was charged to additional paid-in capital with a corresponding discount on the convertible notes payable.  The discount is amortized over the life of the debt.

The Company generally does not use derivative instruments to hedge exposures to cash-flow risks or market-risks that may affect the fair values of its financial instruments. However, certain other financial instruments, such as embedded conversion features, where an embedded option in a debt security contains the price of a specific equity instrument, are bifurcated and are classified as derivative liabilities. Such financial instruments are initially recorded at fair value and subsequently adjusted to fair value at the close of each reporting period.

The fair value for the derivative instruments was estimated at the date of grant using the Black-Schools option-pricing model with the following assumptions and each reporting period:

Risk-free interest rate	3.36 - 4.82%
Dividend yield	0.00%
Volatility factor	25%
Weighted average expected life	.25 - .75 years

The derivative liability consisted of the following at December 31, 2007:
Derivative Liability
Embedded conversion feature, December 31, 2007	$393,363

The fair value of the embedded conversion feature was recorded as a derivative liability with a corresponding discount on the convertible notes payable.  The discount is amortized over the life of the debt.

The following is a summary of convertible notes payable as of December 31, 2007:

Convertible Notes	$1,150,000
Less Note Payable Discount	(837,331)
$312,669

As the discounts associated with the warrants and derivative liability are amortized, the reported outstanding principal balance of the convertible notes will approach the remaining unpaid value. As of December 31, 2007, amortization of the discounts totaled $164,944 and has been charged to interest expense.

ESP ENTERPRISES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

(F)           COMMITMENTS & CONTINGENCIES

In March 2007, the company entered into a one-year lease for its facilities, expiring March 2008, in the amount of $3,117 per month. Rent expense related to this lease for the twelve months ended December 31, 2007 was $37,404.

In March 2007, the company entered into a month-to-month lease for a forklift in the amount of $1,409 per month.

In February 2007, the company entered into a lease for various chemical tanks with lease terms varying from six months to one year.  Rental fees under this lease are determined on a per day basis in amounts of $1.65 per day or $1.75 per day depending upon the model of tank rented.

In March 2008, the Company entered into a five year lease for its facility, expiring March 2013 in the amount of $8,750 per month. The lease may be renewed for an additional five years, with an increase in rent to $9,500 per month.

Minimum future lease commitments as of December 31, 2007, are summarized as follows:

Year ending December 31
2008	$96,732
2009	114,831
2010	114,831
2011	114,831
thereafter	139,162
$580,387

(G)           RELATED PARTY TRANSACTIONS

At December 31, 2007, the Company had balances due from two stockholders in the amount of $20,000.

At December 31, 2007, the Company had a balance due to a stockholder in the amount of $100 which was used to fund the initial operations of the Company.

At December 31, 2007, the Company had an accounts receivable balance due from a related company in the amount of $65,243, of which $65,243 was set up as an allowance relating to this balance.  Sales to this related company amounted to $142,187 for the year ended December 31, 2007.

ESP ENTERPRISES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

At December 31, 2007 the Company had an accounts payable balance due to a related company in the amount of $0. Purchases from this related company amounted to $284,044 for year ended December 31, 2007.

(H)          ACQUISITION

On June 15, 2007 the Company entered into a Share-Exchange agreement for the acquisition of all outstanding shares of ESP Petrochemicals, Inc., a Louisiana corporation. ESP Resources issued 4,800,000 shares of common stock post reverse merger for 100% of the outstanding shares of ESP Petrochemicals, Inc.

Purchase price	$800
Cash	7,924
Accounts receivable	331,903
Property and equipment	325,457
Inventory	50,121
Prepaid expense	10,559
Deposit	3,503
Loan to shareholder	20,000
Liabilities assumed	(255,036)
Notes payable, net	(493,631)
Net assets acquired	$800

ESP ENTERPRISES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

The table below summarizes the unaudited pro forma information of the results of operations as though the acquisitions had been completed as of January 1, 2007 and January 1, 2006, respectively:

	2007	2006
Gross revenue	$1,259,272	$-
Cost of goods sold	$892,243
Total expenses	753,876	2,425
Other Income (Expense)	(3,835)	-
Net income (loss) before taxes	$(390,682)	$(2,425)
Loss per share	$(0.02)	$(0.00)
Weighted average shares	17,850,000	17,850,000

(I)            INCOME TAXES

Income tax expense (benefit) for the periods ended December 31, 2007 and 2006 is summarized as follows:

	2007	2006
Current Federal	$-	$-
Deferred Federal	-	-
Income Tax Expense	$-	$-

The following table presents reconciliation between the reported income taxes and the income taxes that would be computed by applying the Company’s normal tax rate (34%) to income before taxes for the periods ended December 31:

	2007	2006
Federal Income Tax Expense (34%)	$(127,497)	$(825)
Tax effects of:
Nondeductible expenses	72,441	-
Disallowed meals & entertainment	4,754	-
Valuation allowance	50,302	825
Income Tax Expense	$-	$-

Effective Rate	-%	-%

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31, 2007 and 2006 are as follows:

	2007	2006
Deferred tax assets:	51,127	825

Valuation Asset	$(51,127)	$(825)
Total Deferred Tax Asset	$-	$-

ESP ENTERPRISES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

As of December 31, 2007, the Company has a net operating loss carry forward of approximately $150,373 available to offset future taxable income through 2027.  The valuation allowance at December 31, 2006 was $825.  The net change in the valuation allowance for the year ended December 31, 2007 was an increase of $50,302.

(J)           SUBSEQUENT EVENTS

On January 2, 2008, the Company entered into a two year consulting agreement with a financial consultant. The agreement requires monthly payments of $2,500 and 450,000 shares of common stock with 150,000 shares having piggyback registration rights.  The Company issued 150,000 shares in 2007 and the remainder will be issued in 2008.

During March 2008, the Company entered into a capital lease for the purchase of equipment for $42,837. The capital lease requires 60 monthly payments of $819 and contains a bargain purchase option.

During March 2008, the Company entered into conversion agreements with the convertible note holders. The note holders agreed to convert $1,150,000 of notes payable and $69,447 of accrued interest into 1,625,942 shares of common stock.

During February 2008, the Company amended its articles of incorporation to increase its common stock to 200,000,000 shares of common stock at a par value of $.0001 and 20,000,000 preferred stock with a par value $.0001.

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made by this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the selling stockholders.  This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those specifically offered hereby or an offer to sell or a solicitation of an offer to buy any of these securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation.  Except where otherwise indicated, this Prospectus speaks as of the effective date of the Registration Statement.  Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.
4,962,300 Shares of Common Stock ESP ENTERPRISES, INC.

TABLE OF CONTENTS	PROSPECTUS ________, 2008

PROSPECTUS SUMMARY
RISK FACTORS
FORWARD LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
MARKET FOR OUR COMMON STOCK
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
SECURITY OWNERSHIP
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF SECURITIES
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
AVAILABLE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS F-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The estimated expenses of this offering in connection with the issuance and distribution of the securities being registered, all of which are to be paid by the Registrant, are as follows:

Registration Fee	$147
Legal Fees and Expenses	25,000
Accounting Fees and Expenses	25,000
Printing	0
Miscellaneous Expenses	15,000
Total	$65,147

Item 14.  Indemnification of Directors and Officers

The only statute, charter provision, by-law, contract, or other arrangement under which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

The Colorado Business Corporation Act, which is referred to below as the Act, provides that a corporation may indemnify a person against liability incurred in a proceeding to which he or she is made a party because he or she is or was a director of the corporation, if certain standards relating to the person’s conduct (including good faith) are met. The Act obligates a corporation to indemnify a director who has been wholly successful in the defense of a claim, whether on the merits or otherwise. A corporation may advance expenses incurred by a director in connection with such a proceeding before it is finally resolved if, among other things, the director agrees to repay the advance if it is ultimately determined that the director was not entitled to indemnification. Indemnification and advancement of expenses must be authorized in each case after a determination that they are permitted under the Act. That determination may be made by a disinterested majority of the board or a disinterested committee of directors or, in certain cases, by independent legal counsel or a vote of the shareholders. The Act also provides that a corporation may indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as a director and, if the person is not also a director, to such greater extent as may be provided for by its bylaws, action of the board or shareholders or contract. A corporation may not indemnify or advance expenses to a director to a greater extent than is permitted by the Act.

            The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

Item 15.  Recent Sales of Unregistered Securities

On March 21, 2008, we converted $1,150,000 of convertible notes payable and $69,447 of accrued interest into 1,625,942 shares of common stock at a conversion price of $.75 per share.

On March 21, 2008, we reclassified $393,363 of derivative liability to additional paid in capital upon conversion of the convertible notes payable.

On January 2, 2008, we entered into a two year consulting agreement with a financial consultant. We issued 450,000 shares of common stock with 150,000 shares having piggyback registration rights. In 2007, 150,000 shares of stock were issued, and during the quarter ended March 31, 2008, the remaining 300,000 shares were issued The shares were valued at the fair value on the date of grant of $337,500 and are being amortized over the two year term of the agreement.

Pursuant to the Agreement, on October 31, 2007, we issued 18,000,000 shares of our Common Stock to the ESP Resources shareholders in exchange for 100% of the outstanding shares of ESP Resources, which merged into our wholly owned subsidiary. Such securities were not registered under the Securities Act of 1933. The issuance of these shares was exempt from registration, in part pursuant to Regulation D under the Securities Act of 1933 and in part pursuant to Section 4(2) of the Securities Act of 1933. We made this determination based on the representations of ESP which included, in pertinent part, that such shareholders were "accredited investors" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and that such shareholders were acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that the ESP shareholders understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

Item 16. Exhibits and Financial Statement Schedules

Exhibit No.	Description of Exhibit
3.1	Articles of Incorporation (1)
3.2	Bylaws (1)
5.1	Opinion of Anslow & Jaclin, LLP (3)
10.1	Agreement and Plan of Reorganization with ESP Resources, Inc. dated September 14, 2007 (2)
10.2	Consulting Agreement with Grandview Capital dated January 2, 2008 (2)
14.1	Code of Ethics (3)
21.1	Subsidiaries of the registrant
23.1	Consent of Webb and Company, P.A.(3)
23.2	Consent of Anslow & Jaclin, LLP (filed as part of Exhibit 5) (3)
24.1	Powers of Attorney (included on the signature page) (3)

(1)	Incorporated by reference to the Company’s Registration on Form 10-SB filed on June 28, 2002 (SEC File No. 000-49896).

(2)	Incorporated by reference to the Company's Current Report on Form 8-K dated September 14, 2007 and filed on September 19, 2007 (SEC File No. 000-49896).

(3)	Filed herewith.

Item 17.  Undertakings

The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”).

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) to include any additional or changed material information with respect to the plan of distribution.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

 (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of its Certificate of Incorporation, By-Laws, the General Corporation Law of the State of Colorado or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lafayette, Louisiana, on the 7th day of July, 2008.

ESP Enterprises, Inc.
By:	/s/ David Dugas
David Dugas Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Mr. David Dugas as his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

Name	Title	Date

/s/ David Dugas	Chief Executive Officer,	July 7, 2008
David Dugas	President and Chairman

/s/ Tony Primeaux	Vice President and Director	July 7, 2008
Tony Primeaux

/s/ Michael Cavaleri	Director	July 7, 2008
Michael Cavaleri

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